UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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Analogic Corporation

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Analogic Corporation

Notice of Annual Meeting of Stockholders of

Analogic Corporation to be held on January 21, 2016

The Annual Meeting of Stockholders of Analogic Corporation will be held at our headquarters, located at 8 Centennial Drive, Peabody, Massachusetts 01960, on Thursday, January 21, 2016 at 11:00 a.m. (Eastern Time) for the following purposes:

(1) To elect eight directors for a one-year term, to hold office until the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2016; and

(3) To hold an advisory vote on executive compensation.

Stockholders will also act on any other business that may properly come before the meeting or any adjournment thereof.

Our board of directors has fixed the close of business on November 23, 2015 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting in person. If you are not able to do so and wish that your stock be voted, please refer to the instructions on the Notice of Internet Availability of Proxy Materials, or Notice, that you received in the mail or, if you requested to receive printed proxy materials, your enclosed proxy card. If you received these proxy materials in the mail and are returning a proxy card via the enclosed envelope, no postage is required if mailed in the United States or Canada.

JOHN J. FRY Secretary

November 25, 2015

i

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on January 21, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished on behalf of the board of directors (which we refer to as our board) of Analogic Corporation (which we refer to as we, us, or Analogic) in connection with the solicitation of proxies for use at our annual meeting of stockholders (which we refer to as the 2016 annual meeting) to be held on Thursday, January 21, 2016 at 11:00 a.m. (Eastern time) at our headquarters. The proxy statement is being mailed, together with the proxy card and our annual report to stockholders, or provided electronically pursuant to a notice of internet availability, on or about December 10, 2015, to each of our stockholders of record as of the close of business on November 23, 2015. You may obtain directions to the location of the 2016 annual meeting by contacting our Investor Relations Department at 978-326-4058 or at the “About Us” and “Locations” links on our website, which are located at www.analogic.com.

You should vote your shares in accordance with the instructions in (i) the Notice or (ii) the proxy card we sent to you, if you are a holder of record and received a paper copy of the proxy materials. When you vote in accordance with such instructions, your shares will be voted by the persons named in the proxy as directed in the proxy and, in the absence of such direction, “FOR” each of the eight director nominees, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2016 (which we refer to as fiscal 2016), and the approval of the advisory vote on executive compensation.

Any stockholder submitting a proxy retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. Such revocation may be effected by any means which are sufficient to revoke a power of attorney, including the giving of written notice of revocation to us at the above address or to our proxy tabulator, or the execution and delivery to us or our proxy tabulator of a subsequent proxy. Attendance of the stockholder at the 2016 annual meeting in person will not, however, be deemed to revoke the proxy unless the stockholder affirmatively indicates his/her intention to vote the shares in person by so advising the presiding officer or the Secretary at the 2016 annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 21, 2016:

This proxy statement and our Annual Report to Stockholders for the fiscal year ended July 31, 2015 (which we refer to as fiscal 2015) are available at www.edocumentview.com/ALOG.

To request a printed copy of the proxy statement, annual report to stockholders and form of proxy relating to our future stockholder meetings, visit www.edocumentview.com/ALOG, telephone: 1-866-641-4276, or send an email to investorvote@computershare.com.

Quorum and Vote Required

The holders of record of shares of our common stock, $.05 par value (which we refer to as common stock), at the close of business on November 23, 2015, may vote at the 2016 annual meeting. On November 23, 2015, there were issued and outstanding 12,421,213 shares of common stock. Each share of common stock is entitled to one vote on each of the matters to be considered at the 2016 annual meeting.

The holders of a majority of the shares of common stock issued and outstanding at the close of business on November 23, 2015 shall constitute a quorum for the transaction of business at the 2016 annual meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2016 annual meeting.

If a quorum is present at the annual meeting, the vote required to adopt each of the scheduled proposals will be as follows:

Election of Directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of our common stock is required for the election of directors in uncontested elections, such as the one at the 2016 annual meeting. In the event an incumbent director/nominee fails to receive a majority of the votes cast in an uncontested election, he or she must, pursuant to our director resignation policy, tender his or her resignation. The resignation is then considered by our Nominating and Corporate Governance Committee for recommendation to the board, and then acted upon by the board within 90 days after the election.

Ratification of Auditors (Proposal 2). The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the appointment of our independent registered public accounting firm.

Say on Pay (Proposal 3). The affirmative vote of a majority of the shares of common stock voting on the matter is required for approval of the advisory vote on executive compensation. Proposal 3 is a non-binding proposal.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is the only discretionary item to be considered at the 2016 annual meeting. Our remaining proposals are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to Proposals 1 and 3, or if your bank or brokerage firm does not exercise its discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm, your shares will be treated as “broker non-votes” on these particular matters. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not have discretionary voting authority and does not receive voting instructions from the beneficial holder, and shares with respect to which a bank or brokerage firm has discretionary voting authority but does not exercise such discretionary authority in voting on a proposal.

Shares that abstain from voting as to a particular matter and “broker non-votes” will not be considered to have voted with respect to the respective matter and, accordingly, will have no effect on the voting for any of our Proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board is comprised of eight members.

Our board has nominated Bernard C. Bailey, Jeffrey P. Black, James W. Green, James J. Judge, Michael T. Modic, Fred B. Parks, and Sophie V. Vandebroek for re-election as directors, each to hold office until the 2017 annual meeting and until their respective successors have been duly elected and qualified.

Under our director retirement policy, Edward F. Voboril will not stand for re-election at the 2016 annual meeting, and will retire from the board at the end of his current term. In view of Mr. Voboril’s pending retirement, the board has nominated Steve Odland for election as a director at the 2016 annual meeting, to hold office until the 2017 annual meeting and until his successor has been duly elected and qualified.

The persons named in the Notice as proxy holders or, if you are a stockholder of record who received printed proxy materials, the persons named in the enclosed proxy card will vote to elect each of the nominees as directors, unless and to the extent authority to vote for the election of one or more of the nominees is withheld by marking the proxy to that effect. In the event that any nominee should be unable to serve, we reserve discretionary authority for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. We believe that each of our nominees will be willing and able to serve if elected. Our board recommends a vote FOR each of our nominees.

Information Regarding Director Nominees

The following table sets forth certain information with respect to each nominee for election as a director at the 2016 annual meeting:

Name	Age	Principal Occupation or Employment	Director Since
Bernard C. Bailey (2)(3)(5)	62	Chief Executive Officer and Chairman of the Board of Authentix, Inc.	2010
Jeffrey P. Black (1)(2)	55	Chief Operating Officer of Sunoptics Technologies	2010
James W. Green	57	President and Chief Executive Officer of Analogic Corporation	2007
James J. Judge (1)(3)	59	Executive Vice President & Chief Financial Officer of Eversource Energy (formerly Northeast Utilities)	2005
Michael T. Modic (2)(4)	65	Chief Clinical Transformation Officer for the Cleveland Clinic Health System	2001
Fred B. Parks (1)(4)(5)	68	Executive Chairman and Chief Executive Officer of Enovate Medical	2007
Steve Odland	57	President and Chief Executive Officer of the Committee for Economic Development	—
Sophie V. Vandebroek (3)(4)	53	Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group	2008

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Member of Technology Committee
(5)	Dr. Parks served as a member of the Compensation Committee, and Dr. Bailey served as a member of the Audit Committee, until January 20, 2015. Effective as of that date, pursuant to the recommendation of the Nominating and Corporate Governance Committee, Dr. Parks joined the Audit Committee and Dr. Bailey joined the Compensation Committee.

Dr. Bernard C. Bailey has been Chief Executive Officer and Chairman of the Board of Authentix, Inc., a global leader in authentication and provider of brand protection, excise tax recovery, and supply chain security solutions to governments and Fortune 500 companies since 2012. From 2006 until 2012, Dr. Bailey served as President of Paraquis Solutions, LLC a consulting firm to companies in the defense and security industries focused on strategy, change transformation, mergers and acquisitions, and corporate governance. From 2002 to 2006, Dr. Bailey was President and Chief Executive Officer of L-1 Identity Solutions, Inc. (previously Viisage Technology, Inc.), a developer of advanced technology identity solutions for governments, law enforcement agencies, and corporations. Dr. Bailey previously served as Chief Operating Officer of Art Technology Group, a developer and marketer of e-commerce software solutions, and in various executive positions during a seventeen-year career at IBM Corporation. Dr. Bailey also serves as a director for the Telos Corporation. During the past five years, he has previously served on the boards of directors of the following publicly traded companies: Lasercard Corporation, EF Johnson Technologies, Inc., Spectrum Control Inc., Identive Group Inc., and Point Blank Solutions, Inc.

Dr. Bailey’s qualifications to serve as director include his extensive experience in the security technology industry, serving both public and private sector customers. He also brings three decades of executive experience in the technology industry, including experience as a public-company Chief Executive Officer, as well as extensive board experience and a deep understanding of corporate governance. Dr. Bailey earned his Ph.D. in Management from Case Western Reserve University where his dissertation focused on corporate governance. He has served as an expert witness in the Court of Chancery of the State of Delaware, served as a speaker at various conferences on corporate governance, and has published in peer reviewed academic journals on corporate governance. Dr. Bailey holds a Master Level Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization and is a member of the National Association of Corporate Directors.

Mr. Jeffrey P. Black has been the Chief Operating Officer of Sunoptics Technologies since 2014 and has served on the Sunoptics board of directors since 1998. Sunoptics is a privately held provider of illumination and imaging products and services for original equipment manufacturer (which we refer to as OEM) medical and industrial customers and end-user surgical products. Mr. Black served as Chief Executive Officer of Teleflex Incorporated, a diversified medical device company, from 2002 to 2011. His twenty-seven year tenure with Teleflex also included roles as Group President of Teleflex Industrial and President of Teleflex Fluid Systems, a provider of engineered systems to OEM customers. Mr. Black also served on the board of Teleflex from 2002 to 2011, and as Chairman from 2006 to 2011.

Mr. Black’s qualifications include the perspectives gained from his career spanning almost thirty years in the medical device and technology industries, including as board Chair, board member, Chief Executive Officer, and senior executive. He also brings substantial experience optimizing business operations and cultivating growth through acquisition and new product development.

Mr. James W. Green has been our President and Chief Executive Officer since 2007. From 2005 to 2007, Mr. Green was Regional Vice President, California Division, of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information, and services. Before joining Quest, Mr. Green served as Senior Vice President & General Manager of Computed Tomography for Philips Medical Systems, a global leader in the business of developing, manufacturing, marketing, and servicing medical computed tomography systems. Mr. Green is a member of the board of directors of Harvard Bioscience, Inc., a global leader in the manufacture and distribution of solutions to advance life science research.

Mr. Green brings extensive experience and important technical perspectives as a former OEM customer of medical imaging subsystems and as an end-user supplier of advanced medical imaging equipment, and through his experience leading and integrating diverse operations located on multiple continents. As President and Chief Executive Officer of Analogic, his in-depth knowledge of our Company provides valuable insights to our board in areas such as strategic planning, financial and budgeting matters, engineering and product development, operations, sales and marketing, and general management.

Mr. James J. Judge has been Executive Vice President and Chief Financial Officer of Eversource Energy (formerly Northeast Utilities), New England’s largest energy delivery company, since 2012. From 1999 until 2012, he was Senior Vice President and Chief Financial Officer of NSTAR, a publicly held electric and gas utility company. He previously held a number of executive positions at BEC Energy/Boston Edison. He received a bachelor of science degree in business administration and a master’s degree in business administration from Babson College.

Mr. Judge provides our board with in-depth financial and accounting expertise as well as insights gained from his long-time service as Chief Financial Officer of a publicly held entity operating in a regulated industry, which also provides diversity of viewpoint. That experience, together with the knowledge of our Company gained through his service on our board, provides a strong foundation for his leadership role as Chair of our Audit Committee. Our board has also determined that Mr. Judge qualifies as an audit committee financial expert.

Dr. Michael T. Modic has been the Chief Clinical Transformation Officer for the Cleveland Clinic Health System, a position he has held since January of 2015. He has also chaired the Capital Review Committee of the Cleveland Clinic since 1995. He previously served in a number of key roles at the Cleveland Clinic, including the Chairman of the Neurological Institute from 2006 through 2015, Chairman of the Division of Radiology from 1989 through 2005, and as a member of the Board of Governors from 2000 to 2005. He is currently a Professor of Radiology, Cleveland Clinic Lerner College of Medicine at Case Western Reserve University. He was previously a Professor of Radiology at The Ohio State University College of Medicine and Public Health and Professor of Radiology and Neurosurgery at Case Western Reserve University School of Medicine. Dr. Modic has served on the editorial boards of the journals Radiology, American Journal of Neuroradiology, Magnetic Resonance in Medicine, and Magnetic Resonance Imaging.

Dr. Modic’s qualifications include his extensive experience in the healthcare field, both as a leader of an internationally recognized healthcare institution and as a practicing physician, both of which also provide diversity of viewpoint. Dr. Modic provides our board with valuable insight into the healthcare industry, including trends in healthcare policy and opportunities relating to healthcare equipment and services.

Mr. Steve Odland has been President and Chief Executive Officer of the Committee for Economic Development, a non-profit, public policy organization, since 2013. From 2011 to 2012, he was an Adjunct Professor in the graduate school of business at Lynn University and at Florida Atlantic University. Mr. Odland served as Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, from 2005 until 2010. From 2001 to 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Prior to that, he served as an executive with Ahold U.S.A., an international food retailer, from 1998 to 2000, and as President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996.

Mr. Odland serves on the board of General Mills, Inc., a leading global manufacturer and marketer of branded and unbranded foods sold through retail and business-to-business channels worldwide, where he is a member of the Corporate Governance and Compensation Committees. He also serves as a trustee of the Conference Board, a global, independent business membership and research association working to provide the world’s leading organizations with the practical knowledge they need to improve their performance and better serve society. Mr. Odland is also a contributor to CNBC.

Mr. Odland’s qualifications include business leadership and strategic planning skills gained through a number of significant executive roles, including his roles as chairman and chief executive officer of two publicly held companies. He also brings valuable experience in product marketing, brand-building, sales, and international management. Mr. Odland also provides expertise on corporate financial planning and corporate governance.

Dr. Fred B. Parks has been the Executive Chairman and Chief Executive Officer of Enovate Medical since 2015. Dr. Parks served as Chief Executive Officer and Director of NDS Surgical Imaging, Inc., a provider of advanced medical visualization technology, from 2011 to 2013 and was Chairman of the Board and Chief Executive Officer of Urologix, Inc. from 2003 to 2008. Prior to joining Urologix, Dr. Parks served as President and Chief Executive Officer of Marconi Medical Systems, a multi-modality supplier of medical imaging equipment, and following its acquisition by Royal Philips Electronics, led its integration into the Philips medical business. Previously, Dr. Parks held positions as President, Chief Operating Officer, and board member of St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products, and as President, Chief Operating Officer, and board member of EG&G, Inc. (now PerkinElmer), a diversified technology company.

In addition to his past service on the boards of NDS, Urologix, EG&G, and St. Jude Medical, Dr. Parks served on the board of Steady State Imaging, LLC, a privately held developer of specialized magnetic resonance imaging technology, from 2010 to 2011.

Dr. Parks’ qualifications include his substantial experience as a senior executive and board member for a number of technology companies, and particularly in the medical device and medical imaging industries.

Dr. Sophie V. Vandebroek has been Corporate Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group, since January 2006. From 2002 through 2005, Dr. Vandebroek was Chief Engineer of Xerox Corporation and Vice President of the Xerox Engineering Center.

Dr. Vandebroek serves on the board of IDEXX Laboratories (IDXX), a global market leader in diagnostics and information technology solutions and services for veterinary, food and water testing markets. She is also a Fellow of the Institute of Electrical and Electronics Engineers; a member of the Royal Flemish Academy for Arts & Sciences; and serves on the advisory council of the dean of engineering of the Massachusetts Institute of Technology. Dr. Vandebroek is a member of the Women in Science and Technology Hall of Fame and is a named inventor on fourteen U.S. patents.

Dr. Vandebroek’s qualifications include senior leadership roles directing global research activities for an internationally recognized provider of technology and business process outsourcing services, including to governmental and healthcare customers. She also gained significant knowledge and experience through her service on behalf of numerous technical, academic, and industry organizations. She provides our board with unique and broad perspectives on directing and shaping innovation to meet our strategic objectives, as well as on assessing the effectiveness of our investment in innovation. She also brings valuable insight on embracing diversity as a competitive advantage in the global marketplace.

CORPORATE GOVERNANCE

Our board has long believed that good corporate governance is important to ensure that we are managed for the long term benefit of our stockholders. The board reviews its governance practices on an ongoing basis in light of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, the NASDAQ listing standards, and other relevant considerations. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters, as most recently amended, and code of business conduct and ethics described below are posted on the Corporate Governance section of our website, which is located at http://investor.analogic.com. Alternatively, you can request a copy of any of these documents by writing to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, and to serve our best interests and those of our stockholders. The corporate governance guidelines provide a framework for the conduct of the board’s business and specify, among other matters, that:

•

the principal responsibilities of the directors are to oversee the management of Analogic, understand Analogic and its business, establish effective systems for reporting to the board on important matters concerning Analogic, and select new director candidates;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet in executive session at least semi-annually to discuss, among other matters, the performance of our Chief Executive Officer;

•	directors have full and free access to our officers and employees and, as necessary, independent advisors;

•

the board, with oversight and guidance from the Nominating and Corporate Governance Committee, and our management shall provide orientation opportunities for new directors, and all directors are expected to be involved in continuing director education on an ongoing basis; and

•	the board’s responsibilities include evaluating the overall effectiveness of the board and its committees.

Leadership Structure of the Board

Our board leadership structure includes a board chair and chairs of each of our four standing board committees (which we describe in more detail below). The board does not have a policy on whether the offices of board chair and chief executive officer should be separate and, if they are to be separate, whether the board chair should be selected from among the independent directors or should be an employee of the Company.

The board has determined that the positions of board chair and chief executive officer should be separated at the current time. We believe that the separation of the positions of board chair, on the one hand, and president and chief executive officer, on the other, strikes the appropriate balance between the oversight of the company’s corporate governance by one position and strategic direction and day-to-day leadership and performance by the other position. Mr. Voboril, an independent director, currently serves as board chair. Subject to Dr. Bailey’s re-election as a director, the Nominating and Corporate Governance Committee has recommended that Dr. Bailey, also an independent director, succeed Mr. Voboril as board chair following the 2016 annual meeting.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), and in the case of all of the members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Director Retirement Policy

Our Corporate Governance Guidelines provide that any director who reaches the age of 72 while serving as a director will retire from the Board effective at the end of his or her then current term. Exceptions to this policy may be made on a case by case basis, as determined by the Board after the review and recommendation of the Nominating and Corporate Governance Committee. As noted above, Mr.  Voboril will not stand for re-election at the 2016 annual meeting and will retire at the end of his current term.

Oversight of Risk

The board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. Members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk-management and any other matters. In addition, the board regularly receives reports on strategic matters involving our business. Our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices, and our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning. Our Technology Committee oversees risk management activities relating to our technology initiatives. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Following a review of our existing compensation policies, including those relating to our Named Executive Officers and to our employees more generally, our Compensation Committee believes that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, our Compensation Committee believes that compensation-related risk is limited by a number of factors, including the following:

•	Our compensation packages include multiple elements, including fixed and variable compensation, the amount and mix of which is appropriate to an employee’s level and role in the company.

•

Our variable compensation programs, which include annual incentive programs (which we call AIPs) and long term incentive programs (which we call LTIPs), employ a number of different performance metrics (such as metrics that are based on revenues, earnings per share, relative total shareholder return, and individual objectives) that are aligned with our near term and strategic objectives and the interests of our stockholders, and measured over differing time periods. We use performance targets that we believe are somewhat aggressive yet achievable without undue risk taking.

•

Our LTIPs provide for equity-based awards, which we believe tend to align the interests of our management with the interests of our stockholders. Performance-based awards represent the majority of compensation that is earned under our LTIPs.

•	We limit the payouts under our AIPs and the shares earned under performance-based awards pursuant to our LTIPs at two times the target award for each participant.

We believe that, taken as a whole, the various elements of our compensation packages tend to mitigate compensation-related risk by reducing the focus on any single compensation element or performance metric, by encouraging our employees to consider both long and short term goals that are aligned with the interests of our stockholders, and by discouraging excessive risk in order to reach performance goals or to achieve excessive payouts.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code of business conduct and ethics is posted on our website (www.analogic.com). We post on our website all disclosures that are required by law or NASDAQ’s listing standards concerning any amendments to, or waivers of, any provision of our code of business conduct and ethics.

Director Independence

Under NASDAQ rules applicable to us, a director of Analogic qualifies as an “independent director” only if, in the opinion of the board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Messrs. Black, Judge, Odland and Voboril, and Drs. Bailey Modic, Parks, and Vandebroek, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under NASDAQ rules.

Board Committees

The board has established four standing committees—Audit, Compensation, Nominating and Corporate Governance, and Technology—each of which operates under a charter that has been approved by the board. A copy of each committee’s charter is posted on the Corporate Governance section of our website, which is located at www.analogic.com.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), and in the case of all of the members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In addition, the board has determined that the members of the Compensation Committee are outside directors for purposes of the tax deduction rules of section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code).

Audit Committee

Our Audit Committee’s responsibilities include:

•	Overseeing our independent auditors, including their selection, independence, compensation and pre-approval of their services, and reviewing the auditor’s annual quality control report.

•

Reviewing our audited financial statements, including discussing our audited financial statements with our management and independent auditor, making recommendations to our board regarding financial statements, and preparing an annual audit committee report.

•

Reviewing other financial disclosures, including our independent auditor’s review of interim financial information and discussing our interim financial information with our management and independent auditor.

•	Overseeing our internal audit function.

•

Overseeing controls and procedures, including coordinating our board’s oversight of internal controls over financial reporting, disclosure controls, our code of conduct, risk management, related party transactions, and establishing procedures for handling anonymous and other complaints relating to accounting and audit-related matters.

The board has determined that Mr. Judge is an “audit committee financial expert” as defined in the applicable SEC rules.

The current members of our Audit Committee are Mr. Judge (Chair), Mr. Black and Dr. Parks. Dr. Parks replaced Dr. Bailey as a member of the Audit Committee effective January 20, 2015. Our Audit Committee met eight times during fiscal 2015.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation of our executive officers.

•	Overseeing the evaluation of our senior executives, including our executive officers.

•	Reviewing and making recommendations to the board with respect to incentive-compensation plans and equity-based plans.

•	Exercising the rights and functions of our board under our equity-based compensation plans, including the authority to make awards thereunder.

•	Reviewing and making recommendations to the board with respect to director compensation.

•	Reviewing and making recommendations to our board with respect to our annual compensation discussion and analysis disclosure.

•	Preparing an annual Compensation Committee report.

•	Appointing, compensating and overseeing the work of any compensation consultant, legal counsel and other advisor retained by the Compensation Committee.

The current members of our Compensation Committee are Dr. Bailey, Mr. Black (Chair) and Dr. Modic. Dr. Bailey replaced Dr. Parks as a member of the Compensation Committee effective January 20, 2015. Our Compensation Committee met five times during fiscal 2015.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	Identifying persons qualified to become board members and recommending persons to be nominated by our board.

•	Reviewing with the board the requisite skills and criteria for new board members and the composition of the board as a whole.

•	Retaining and terminating any search firms to be used to identify director nominees.

•	Recommending to our board the directors to be appointed to our board committees and the chairs of each committee.

•	Reviewing exceptions to Analogic’s director retirement policy and making recommendations to the board.

•	Overseeing corporate governance matters, including our Corporate Governance Guidelines, self-evaluations of our board, and management succession planning.

The current members of our Nominating and Corporate Governance Committee are Dr. Bailey (Chair), Mr. Judge, Dr. Vandebroek and Mr. Voboril. Our Nominating and Corporate Governance Committee met five times during fiscal 2015.

Technology Committee

Our Technology Committee’s purpose is to assist the board in its oversight of Analogic’s technology initiatives. The Technology Committee’s responsibilities include:

•

Assessing and advising the board regarding our technology strategy, including: the long term, strategic goals of our research and development (which we refer to as R&D) investments; technology, products, competition and market trends relevant to our strategic direction; emerging technologies and markets consistent with or complementary to our strategic direction; and our overall technological competitiveness.

•	Providing the board with technological guidance relevant to matters such as proposed market entries and exits, acquisitions and divestitures, and significant R&D investments.

•

Assessing and advising the board regarding our technology infrastructure, including the strength and competitiveness of our strategic and product planning procedures, programs for attracting, developing and retaining key technical personnel and technical leadership, R&D facilities and equipment, and programs for identifying, protecting, and exploiting our intellectual property.

The current members of our Technology Committee are Dr. Vandebroek (Chair), Dr. Modic, Dr. Parks and Mr. Voboril. Our Technology Committee met four times during fiscal 2015.

Nominations Process for Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our corporate governance guidelines. Among other matters, these criteria specify that director nominees should have a reputation for integrity, demonstrated business acumen, a commitment to understand us and our industry, and the interest and ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee considers these criteria in the context of an assessment of the operation and goals of the board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the board, including personal characteristics such as race and gender, as well as experience and skills that contribute to the board’s performance of its responsibilities in the oversight of our business. The Nominating and Corporate Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the board and by gathering data and discussing the diversity of the board membership in the annual self-assessment process. The board actively seeks to consider diverse candidates for board membership when it has a vacancy to fill.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective director nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the board to fulfill its responsibilities.

In considering the nomination of Mr. Odland to stand for election as a director, our nominating and corporate governance committee and board noted that, in 2010, Mr. Odland entered into a settlement agreement with the Securities and Exchange Commission (which we refer to as the SEC) in connection with an administrative order related to alleged non-compliance with SEC Regulation FD while Mr. Odland was the Chief Executive Officer of Office Depot, Inc. Following a review of these matters by our Nominating and Corporate Governance Committee and our board of directors, we believe that Mr. Odland is well-qualified to serve on our board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to the stockholder’s ownership of common stock as of the date on which such recommendation is made, to the Nominating and Corporate Governance Committee, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy for the next annual meeting of stockholders.

Stockholders also have the right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth in Article II, Section 15, of our by-laws. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given to our Secretary not later than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Any stockholder notice of nomination shall contain the information set forth in Article II, Section 15, of our by-laws.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board, with the assistance of our Senior Vice President, General Counsel, and Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chair of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960.

Board Meetings and Attendance

The board met eight times during fiscal 2015, either in person or by teleconference. During fiscal 2015, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the directors’ attendance at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. Seven of the eight directors then holding office attended the 2015 annual meeting held on January 20, 2015 (which we refer to as our 2015 annual meeting).

DIRECTOR COMPENSATION

Overview

The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board when appropriate. The primary objectives of the Compensation Committee with respect to non-employee director compensation are to:

•	Attract and retain non-employee director talent; and

•	Align non-employee director compensation with the shareholder interests and corporate governance best practices.

Non-employee directors earn annual cash and stock retainers and meeting fees for their service on our board. No compensation is paid to any director for his or her service on our Board if that director is an employee of ours.

We have also adopted stock ownership guidelines for our non-employee directors as set forth below.

Annual Cash Retainer

In calendar years 2014 and 2015, our non-employee directors each earned a base Annual Cash retainer of $30,000.

In calendar years 2014 and 2015, our board chair earned an additional Annual Cash Retainer of $75,000. The chair of the Audit Committee earned an additional Annual Cash Retainer of $10,000 and the chairs of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Technology Committee each earned an additional Annual Cash Retainer of $7,500.

As described more fully below, our non-employee directors may elect to receive some or all of their Annual Cash Retainers in the form of deferred stock units (which we refer to as DSUs) pursuant to the Analogic Corporation Amended and Restated Non-Employee Director Stock Plan (which we refer to as the Non-Employee Director Stock Plan), which was approved by our stockholders on January 23, 2012.

Annual Share Retainer

Our non-employee directors also earn Annual Share Retainers pursuant to our 2009 Amended and Restated Stock Incentive Plan (which we refer to as the Stock Incentive Plan), which was approved by our Stockholders on January 21, 2014. In calendar years 2014 and 2015, our non-employee directors each received Annual Share Retainers having a value of $110,000.

The Annual Share Retainer is granted on February 1 of each year. The number of shares granted to each of our non-employee directors is determined based on the fair market value of our common stock on the grant date. The Annual Share Retainer is fully vested as of the grant date.

As described more fully below, our non-employee directors may elect to receive some or all of their Annual Share Retainer in the form of DSUs.

Deferral of Annual Cash and Share Retainers

Pursuant to the Non-Employee Director Stock Plan, our non-employee directors may elect to receive some or all of their Annual Cash and Share Retainers in the form of DSUs. The number of DSUs is determined based on the fair market value of our common stock on the date that the deferred portion of the Annual Cash and Share Retainers would have otherwise been paid. Payment of DSUs is made in the form of the equivalent number of shares of our common stock at the end of the applicable deferral period. Dividend equivalents are earned on DSUs and are paid in cash, without interest, at the end of the applicable deferral period.

Meeting Fees

For each meeting of the board or any board committee, each of our non-employee directors received a fee of $1,500 per meeting for each meeting attended in person, and a fee of $1,000 per meeting for each meeting attended by telephone. Directors also received reimbursement for meeting-related travel expenses.

Stock Ownership Guidelines for Our Non-Employee Directors

In order to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, our board, acting on the recommendation of our Compensation Committee, has adopted stock ownership guidelines for our non-employee directors.

Non-employee directors are expected to acquire a number of shares of our common stock having the value shown below:

Stock Ownership Guideline	$110,000
Attainment Period	Five (5) years from the later of: • Election as a director; or • October 1, 2011
Stock Owned for Purposes of Ownership Guideline

•  Stock acquired on the open market;

•  Stock acquired through the exercise of options;

•  Restricted stock and restricted stock units, whether vested or unvested;

•  Stock acquired through Company benefit plans; and

•  Deferred stock units.

Administration	The Stock Ownership Guidelines are administered by the Compensation Committee, which evaluates compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in director compensation, and the personal financial situation of a director, are reviewed by the Compensation Committee.

As of October 1, 2015, all of our non-employee directors own a quantity of our stock that meets or exceeds the stock ownership guidelines.

DIRECTOR COMPENSATION TABLES

The table below summarizes the compensation that we paid to our non-employee directors for fiscal 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Edward F. Voboril	129,500	110,000	239,500
Bernard C. Bailey	64,000	110,000	174,000
Jeffrey P. Black	64,500	110,000	174,500
James J. Judge	69,000	110,000	179,000
Michael T. Modic	53,500	110,000	163,500
Fred B. Parks	56,500	110,000	166,500
Sophie V. Vandebroek	62,000	110,000	172,000

(1)	The next table further describes the information included in this column.
(2)	This column represents the Annual Share Retainer. During fiscal 2015, Dr. Bailey, Mr. Black, Mr. Judge, Dr. Modic, and Dr. Parks elected to defer the Annual Share Retainer in the form of DSUs. The non-employee directors have the following DSUs as of July 31, 2015: Mr. Voboril: 3,979; Dr. Bailey: 7,498; Mr. Black: 6,216; Mr. Judge: 8,610; Dr. Modic: 11,292; and Dr. Parks: 12,235.

The following table further describes the information included in the Fees Earned or Paid in Cash column in the preceding table.

Name	Annual Cash Retainers ($)(1)	Board and Committee Chair Fees ($)	Board Meeting Fees ($)	Audit Committee Meeting Fees ($)	Compensation Committee Meeting Fees ($)	Technology Committee Meeting Fees ($)	Nominating and Corporate Governance Committee Meeting Fees ($)	Total ($)
Edward F. Voboril	30,000	75,000	11,000	—	—	6,000	7,500	129,500
Bernard C. Bailey (2)	30,000	7,500	11,000	5,000	3,000	—	7,500	64,000
Jeffrey P. Black	30,000	7,500	9,500	10,500	7,000	—	—	64,500
James J. Judge	30,000	10,000	11,000	10,500	—	—	7,500	69,000
Michael T. Modic	30,000	—	10,500	—	7,000	6,000	—	53,500
Fred B. Parks (3)	30,000	—	11,000	5,500	4,000	6,000	—	56,500
Sophie V. Vandebroek	30,000	7,500	11,000	—	—	6,000	7,500	62,000

(1)	Represents a semi-annual cash retainer of $15,000 for calendar year 2014 that was paid on August 1, 2014, and a semi-annual cash retainer of $15,000 for calendar year 2015 that was paid on February 1, 2015. Dr. Bailey, Mr. Black and Dr. Parks deferred their entire Annual Cash Retainers into DSUs. Dr. Modic deferred his entire Annual Cash Retainer as cash.
(2)	Dr. Bailey ceased serving on the Audit Committee and joined the Compensation Committee effective January 20, 2015.
(3)	Dr. Parks ceased serving on the Compensation Committee and joined the Audit Committee effective January 20, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock as of October 1, 2015 (except as otherwise indicated) by (a) all persons (including any “group,” as defined in Section 13(d)(3) of the Exchange Act) known by us to beneficially own 5% or more of our common stock, (b) each director and nominee for director, (c) our Named Executive Officers (as defined under “Compensation of Executive Officers—Summary Compensation Table” below), and (d) all of our directors and executive officers as a group. With respect to directors and executive officers, the amounts shown are based upon information furnished by the individual directors and officers. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon exercise of stock options that are immediately exercisable or exercisable within 60 days after October 1, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 1, 2015. Except as otherwise indicated, to our knowledge, the persons identified below have sole voting and sole investment power with respect to the shares they own of record.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
BlackRock Inc. (1)	1,121,183	9.1	%(1)
40 East 52nd Street
New York, New York 10022
T. Rowe Price Associates, Inc. (2)	1,189,074	9.6	%(2)
100 East Pratt Street
Baltimore, Maryland 21202
The Vanguard Group (3)	847,063	6.84	%(3)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Director Nominees
Bernard C. Bailey	7,282	(4)	*
	7,684	(5)
Jeffrey P. Black	6,647	(6)	*
	6,402	(5)
James W. Green	100,175	(7)	*
James J. Judge	8,334	(8)	*
	8,609	(5)
Michael T. Modic	8,334	(9)	*
	11,292	(5)
Fred B. Parks	—		*
	12,421	(5)
Sophie V. Vandebroek	16,185	(10)	*
Edward F. Voboril	25,631	(11)	*
	3,978	(5)

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers (Other than Mr. Green, listed above)
Michael J. Bourque	—	(12)	*
Mervat Faltas	20,886	(13)	*
John J. Fry	38,117	(14)	*
Michael L. Levitz	—	(15)	*
James P. Ryan	15,387	(16)	*
All Directors and Executive Officers as a Group (13 persons)	297,364	(17)	2.4%

*	Represents less than 1% ownership.
(1)	Based solely on a Schedule 13G/A filed with the SEC on January 15, 2015, which presents information as of December 31, 2015.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2015, which presents information as of December 31, 2015. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with sole voting power as to 263,150 shares and sole dispositive power as to 1,189,074 shares. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly denies that it is, in fact, the beneficial owner of such securities.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2015, which presents information as of December 31, 2015. These shares are owned by various individual and institutional investors for which The Vanguard Group serves as investment advisor with sole voting power as to 17,981 shares, sole dispositive power as to 830,282, and shared dispositive power as to 16,781 shares. For purposes of the reporting requirements of the Exchange Act, The Vanguard Group is deemed to be a beneficial owner of such securities; however, The Vanguard Group expressly denies that it is, in fact, the beneficial owner of such securities.
(4)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(5)	Consists of DSUs, which are payable in common stock. The value of a DSU is, at any given time, equal to the then-current value of a share of our common stock.
(6)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(7)	Includes 41,537 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(8)	Consists of 8,334 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(9)	Consists of 8,334 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(10)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(11)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(12)	Mr. Bourque does not beneficially own any shares of common stock as of October 1, 2015.
(13)	Includes 11,224 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(14)	Includes 22,249 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(15)	Mr. Levitz does not beneficially own any shares of common stock as of October 1, 2015.
(16)	Includes 9,996 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015.
(17)	Includes 131,674 shares issuable upon exercise of options exercisable within 60 days after October 1, 2015 and 50,386 DSUs.

EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Position	Date Since Office Has Been Held
James W. Green	57	President and Chief Executive Officer	2007
Michael J. Bourque	52	Interim Chief Financial Officer and Treasurer	2015
Shalabh Chandra	50	Senior Vice President and General Manager, Global Ultrasound	2015
John J. Fry	53	Senior Vice President, General Counsel, and Secretary	2007
Mark Frost*	52	Senior Vice President, Chief Financial Officer and Treasurer	2015
Mervat Faltas	63	Senior Vice President and General Manager Medical Imaging Business	2010
James P. Ryan	45	Senior Vice President and General Manager, Precision Subsystems and Global Operations	2008

For additional information with respect to Mr. Green, who is also a director, see Proposal 1—Election of Directors.

Michael J. Bourque is our Interim Chief Financial Officer and Treasurer, and has served in this capacity since April 2015. Mr. Bourque joined us in October 2014 as our Vice President and Corporate Controller. From July 2011 to October 2014 Mr. Bourque served as Vice President and Corporate Controller of Axcelis Technologies, Inc. (which we refer to as Axcelis), a publicly traded supplier of products for the semiconductor manufacturing industry worldwide. He served as a financial consultant to Axcelis from April 2011 to July 2011. From November 2002 through October 2010, he served in a variety of finance and accounting roles, including Director of Corporate Accounting and Assistant Corporate Controller, at Charles River Laboratories, Inc., a publicly traded provider of products and services to leading pharmaceutical, biotechnology, government and academic organizations around the world. Earlier in his career, Mr. Bourque held various positions of increasing responsibility in the audit practice at Ernst & Young, LLP and is a certified public accountant.

Shalabh Chandra is our Senior Vice President and General Manager of Global Ultrasound, and has served in this capacity since August 2015. Mr. Chandra joined us in 2010 as Senior Vice President and General Manager, Analogic Asia. Prior to joining Analogic, Mr. Chandra held a number of key leadership roles over a 15-year career at Philips Healthcare, including general manager of Philips’ MR Patient Monitoring Group, Program Director for Value CT, and Director of CT Clinical Science.

John J. Fry is our Senior Vice President, General Counsel, and Secretary. He joined us in November 2007. From April 2005 until joining us, Mr. Fry was a principal of the law firm Driggs, Hogg, & Fry Co., L.P.A. (formerly Driggs, Lucas, Brubaker & Hogg Co., L.P.A.), where his practice focused primarily on technology and intellectual property law. From August 1995 to April 2005, he held various legal positions at Philips Medical Systems (formerly Marconi Medical Systems and Picker International), including Senior Corporate Counsel and Intellectual Property Manager and counsel to Philips’ computed tomography business.

Mervat Faltas is our Senior Vice President and General Manager, Medical Imaging, and has served in this capacity since May 2010. She joined ANRAD Corporation, our Canadian subsidiary now known as Analogic Canada Corporation, in July 2005 as Vice President of Operations and was named President of ANRAD in January 2006. From May 2000 until June 2005, Mrs. Faltas served in various capacities at ITF Optical Technologies, a Montreal-based provider of fiber optic components for terrestrial and undersea communication networks, including as President and Chief Executive Officer. From 1990 to 2000, Mrs. Faltas held various positions at PerkinElmer Corporation, including General Manager of PerkinElmer’s Montreal operation.

James P. Ryan is our Senior Vice President and General Manager, Precision Subsystems and Global Operations. Mr. Ryan joined us in December 2008. From 2000 until joining us, Mr. Ryan was a Principal in the Strategy Practice, focusing in the Healthcare and Consumer industries, for Booz & Company, a leading global management consulting firm. Prior to Booz & Company, he worked for Ingersoll-Rand in both advanced engineering and manufacturing capacities.

*Mark Frost has agreed to join us as Senior Vice President, Chief Financial Officer and Treasurer beginning on November 30, 2015. From 2012 until joining us, Mr. Frost served as Executive Vice President and Chief Financial Officer of AngioDynamics, Inc., a leading provider of innovative medical devices used by interventional radiologists, interventional cardiologists, surgeons, and other physicians for the minimally-invasive diagnosis and treatment of cancer and peripheral vascular disease. From 2004 until 2012, Mr. Frost served as Chief Financial Officer and Senior Vice President of Administration of Albany Molecular Research Inc.(which we refer to as AMRI). Prior to joining AMRI in 2004, he held various financial roles at Smith+Nephew and General Electric, both domestically and internationally.

Our executive officers are elected annually by the board and hold office until their successors are chosen and qualified, subject to earlier removal by the board.

There are no arrangements or understandings between any of our executive officers and any other person(s) pursuant to which such executive officer was selected as an officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analogic is a participant, the amount involved exceeds $100,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect material interest.

If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related party must report the proposed related party transaction to our General Counsel. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related party transaction. The policy also permits the Audit Committee chair to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Analogic’s best interests. The committee may impose any conditions on the related party transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related party transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity and (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of Analogic’s charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related party transactions since the fiscal year beginning August 1, 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of the compensation program for our Named Executive Officers. This section should be read in conjunction with the summary compensation tables and other information contained in this proxy statement. The following executives were our named executive officers for fiscal 2015:

Name	Title as of July 31, 2015
James W. Green	President and Chief Executive Officer
Michael J. Bourque	Interim Chief Financial Officer and Treasurer
Mervat Faltas	Senior Vice President and General Manager, Medical Imaging
John J. Fry	Senior Vice President, General Counsel, and Secretary
James P. Ryan	Senior Vice President and General Manager, Precision Subsystems and Global Operations
In addition, Michael Levitz served as our Senior Vice President, Chief Financial Officer and Treasurer until his resignation effective April 24, 2015.

Executive Summary

Overview. Our Compensation Committee strives to design and implement executive compensation programs that attract, retain, and motivate our executives, while aligning executive compensation with our financial performance and the creation of shareholder value. To this end, a substantial portion of the compensation of our named executive officers is tied to the achievement of both short- and long-term performance goals. A significant portion of the variable, at-risk compensation is also provided in the form of equity, the value of which is dependent on the price performance of our stock. The Compensation Committee believes that the strong level of stockholder support expressed in our advisory votes on executive compensation is an endorsement of our executive compensation philosophy.

Fiscal 2015 Compensation Elements and Target Pay Mix. The compensation awarded to our named executive officers in fiscal 2015 consisted of three main elements:

Element	Award Vehicle(s)	Attributes
Fiscal 2015 Base Salary	Cash	• Base cash compensation
Fiscal 2015 Annual Incentive Program (which we refer to as our FY15 AIP)	Cash	• At-risk cash compensation • Earned based on the achievement of annual Company financial objectives
Fiscal 2015-2017 Long Term Incentive Program (which we refer to as our FY15- 17 LTIP)	Performance-based restricted stock units (which we refer to as RSUs)

•    At-risk equity compensation

•    Earned based on relative total shareholder return and the achievement of Company financial goals measured over a three-year performance period

•    Value dependent on price performance of our Company’s stock.

	Time-based stock options	• At-risk equity compensation • Value dependent on price appreciation of our Company’s stock.

The fiscal 2015 target pay mix for our CEO and the average target pay mix for our other Named Executive Officers are shown below:

Note: The above pay mix assumes performance at target. Our compensation programs, and the valuation assumptions used to establish target awards, are described in greater detail below. Please refer to the Other Equity Compensation and Employee Benefits and Other Compensation sections below, as well as the Summary Compensation Table below, for more information on other compensation and benefits that are not included in the charts above.

Performance and Vesting of Awards in Fiscal 2015. For our named executive officers, awards vesting in fiscal 2015 included performance-based cash incentive awards under the FY15 AIP and performance-based equity incentives under our fiscal 2013 to 2015 long term incentive program (which we refer to as the FY13-15 LTIP).

Fiscal 2015 represented a year of solid performance as we returned to growth and improving profitability following a challenging fiscal 2014. Key financial results in fiscal 2015 and over the three year performance period from fiscal 2013 to 2015 included the following:

•	Fiscal 2015 revenue of $540 million, up 4% from fiscal 2014, as revenue returned to near record levels following a challenging fiscal 2014

•	Fiscal 2015 GAAP income from operations of $40.6 million, up 40% from $29.1 million in fiscal 2014, reflecting fiscal 2015 revenue growth and the impact of cost savings initiatives.

•	Fiscal 2015 GAAP operating margin of 8%, up 2 points from fiscal 2014, indicative of our improving profitability.

•	Fiscal 2013-2015 total shareholder return of 27.2%, compared to 43.1% at the 50th percentile of the Russell 2000 stock index components.

Vesting under the FY15 AIP and the FY13-15 LTIP reflected the Company’s short and long-term performance. For our named executive officers, vesting of performance-based cash and RSU awards under these programs was as follows:

Program	Payout/Shares Earned
FY15 AIP	122% of target award
FY13-15 LTIP*	42% of performance-based RSU target award

*	Based on the share weighted average of relative total shareholder return and Non-GAAP EPS components of the FY13-15 LTIP. For more information on the vesting of these awards, please refer to the Long-Term Incentive Programs section below.

More information on these and other items pertinent to the fiscal 2015 compensation of our Named Executive Officers can be found below and should be read in conjunction with the other information contained in this proxy statement.

Compensation Overview

Compensation Objectives and Philosophy. The primary objectives of our executive compensation programs are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long term cash and equity incentives to the achievement of measurable corporate performance goals; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation programs with the goal of setting compensation at levels the Compensation Committee believes are necessary to allow us to compete for executive talent with other companies in our industry and region. Further, a significant portion of our executives’ compensation is performance-based, with compensation directly linked to achievement of annual and long term goals.

Compensation Process

Role and Authority of the Compensation Committee. The Compensation Committee oversees our executive compensation programs. In this role, the Compensation Committee regularly reviews and approves the compensation of our executive officers. Additional information about the Compensation Committee, including its composition and responsibilities, can be found on page 10 of this proxy statement. The Committee’s practice has been to establish fiscal year base salaries, and to approve annual and long term incentive awards, at its regularly scheduled September meeting. From time-to-time, the Committee makes other adjustments to individual compensation arrangements due to promotions, changes of responsibilities, or other appropriate circumstances. Under its charter, the Compensation Committee may delegate its authority to one or more subcommittees as it deems appropriate.

Role of Compensation Consultants. The Compensation Committee retained Frederic W. Cook & Co., Inc. (which we refer to as F.W. Cook) as the Committee’s independent compensation advisor for fiscal 2015 in connection with director and executive compensation. Advisory services provided by F.W. Cook included assistance in reviewing trends in executive compensation, our compensation peer group, and the design of our executive compensation programs. F.W. Cook also assisted the Compensation Committee in obtaining compensation benchmark data and establishing the target compensation levels of our executive officers. F.W. Cook provides no services to the Company other than those performed on behalf of the Committee.

Role of Management. The Compensation Committee receives input from our CEO and other members of our senior management team with respect to compensation programs for our executive officers and other employees. The Compensation Committee also receives input from our CEO on the performance of our other executive officers and on compensation decisions for those officers. The Committee considers, but is not bound by and does not always accept, the recommendations of our CEO or the other members of our management team with respect to compensation matters. While our CEO and other members of our senior management team typically attend Compensation Committee meetings, the Committee regularly meets in executive session without management present. Our CEO is not present during voting or deliberations on his compensation. The Committee also makes compensation decisions with respect to our other executive officers without them present.

Advisory Vote on Named Executive Officer Compensation

The Compensation Committee considered the results of our stockholder advisory vote on executive compensation (commonly referred to as the say-on-pay vote) that took place at our 2014 annual meeting, at which approximately 95% of the votes cast supported our executive compensation policies. In view of the strong support expressed by our stockholders and the Compensation Committee’s view that our executive compensation program is aligned with our pay-for-performance philosophy, the Compensation Committee has not implemented any changes to our executive compensation policies as a result of the 2014 say-on-pay vote.

Bases for Our Compensation Policies and Decisions

As a general guideline, the Compensation Committee seeks to establish the target compensation of our executive officers at approximately the median of our peers, assuming that our Company meets the performance targets established for our annual and long term incentive programs. An individual executive’s target compensation may be higher or lower than this guideline based on his or her particular background, experience and performance, market factors, and internal equity. These factors are weighed by the Compensation Committee in its judgment, and no one factor takes precedence over the others.

In determining our compensation peer group, the Compensation Committee selects companies based on their similarity to our Company based on criteria such as revenue, market capitalization, industry, and competition for executive talent and investor capital. In establishing the fiscal 2015 compensation of our executive officers, the Compensation Committee reviewed our compensation peer group with the assistance of the Committee’s compensation consultant. Following this review, the Compensation Committee did not make any changes to compensation peer group used for fiscal 2014. The companies in our fiscal 2015 peer group were as follows:

Accuray Incorporated	FARO Technologies, Inc.	MTS System Corporation

American Science & Engineering, Inc.	Greatbatch, Inc.	Newport Corporation

Cognex Corporation	Integra LifeSciences Corporation	OmniVision Technologies, Inc.

Coherent, Inc.	ION Geophysical Corporation	OSI Systems, Inc.

CONMED Corporation	Merit Medical Systems, Inc.	Thoratec Corporation

FEI Company	Micrel Incorporated	Volcano Corporation

In setting fiscal 2015 compensation, data from the fiscal 2015 peer group was supplemented by compensation survey data provided by the Compensation Committee’s compensation consultant based on a national, technology industry compensation survey.

Components of our Executive Compensation Programs

The primary components of our executive compensation programs are:

•	Base salary;

•	Annual Incentive Programs; and

•	Long Term Incentive Programs.

Our executive compensation programs also include employee benefits and other compensation, and severance and change of control benefits.

The Compensation Committee has not adopted a formal policy for allocating between short and long term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by its compensation consultant and other relevant information, determines what it believes to be the appropriate level and mix of compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Generally, we believe that executive base salaries should be competitive with salaries for executives in similar positions at comparable companies. Base salaries are reviewed at least annually by the Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account factors such as target total direct compensation, individual responsibilities, performance, experience and time in service, market conditions, and information from our compensation consultant.

The fiscal 2015 base salaries of our Named Executive Officers were as follows:

	Fiscal 2015 Base Salary	Percent Change From Fiscal 2014 Base Salary
James W. Green	$600,000	0%
Michael J. Bourque (1)	$225,000	—
Mervat Faltas	$319,156	0%
John J. Fry	$351,676	0%
Michael L. Levitz (2)	$331,136	0%
James P. Ryan	$306,920	6.5	%(3)

(1)	The fiscal 2015 base salary for Mr. Bourque was established when he joined the Company in October, 2014 as our vice president and corporate controller. Mr. Bourque became an executive officer following the resignation of Mr. Levitz on April 24, 2015. The actual base salary earned by Mr. Bourque in fiscal 2015 was $181,730.76.
(2)	Mr. Levitz resigned from the Company effective April 24, 2015. The actual base salary earned by Mr. Levitz in fiscal 2015 was $284,720.
(3)	Mr. Ryan’s fiscal 2015 base salary was established at $295,894 on September 8, 2014, which was unchanged from fiscal 2014. His base salary was increased by 6.5% to $315,000 effective January 4, 2015 in view of his performance and role in leading our global operations organization. Mr. Ryan became an executive officer on January 20, 2015.

The fiscal 2015 base salaries for our named executive officers other than Messrs. Bourque and Ryan were established by the Compensation Committee on September 8, 2014. The base salaries of our executive officers were unchanged for fiscal 2015 in view of the Company’s fiscal 2014 performance.

Annual Incentive Programs

Our AIPs are designed to reward our executive officers for achieving specified annual corporate financial objectives. The AIPs emphasize pay for performance and are intended to align executive compensation with the achievement of specified operating results.

For our Named Executive Officers, the FY15 AIP consisted entirely of performance-based awards that were earned based on the achievement of corporate financial objectives. Awards under the FY15 AIP were payable in cash. The FY15 AIP awards were made pursuant to the 2014 Annual Incentive Compensation Plan, which was approved by our stockholders at our 2014 annual meeting. The FY15 AIP was structured and operated with the intent that the compensation paid under the FY15 AIP will be exempt from the deductibility limitations of Section 162(m) of the Code.

Under the FY15 AIP, our Named Executive Officers each received a target award as a percentage of his or her base salary earned in fiscal 2015. Target awards for our Named Executive Officers were as follows:

	FY15 AIP Target Award (% of Base Salary Earned)	FY14 AIP Target Award (% of Base Salary Earned)
James W. Green	100%	100%
Michael J. Bourque (1)	35%	—
Mervat Faltas	60%	60%
John J. Fry	60%	60%
Michael L. Levitz (2)	60%	60%
James P. Ryan (3)	60%	60%

(1)	The FY15 target award for Mr. Bourque was established when he joined the Company in October, 2014 as our vice president and corporate controller. Mr. Bourque became an executive officer following the resignation of Mr. Levitz on April 24, 2015.
(2)	Mr. Levitz resigned from the Company effective April 24, 2015.
(3)	Mr. Ryan’s FY15 AIP target award was established on September 8, 2014. He became an executive officer on January 20, 2015.

The FY15 AIP target awards for our named executive officers other than Messrs. Bourque, Levitz, and Ryan were established by the Compensation Committee on September 9, 2014. The AIP target awards for our executive officers were unchanged for fiscal 2015.

The performance metrics and weightings for our named executive officers under the FY15 AIP were established as follows:

Fiscal 2015 Analogic Non-GAAP EPS	Fiscal 2015 Analogic Revenue	Fiscal 2015 Analogic ROIC
60%	30%	10%

Analogic non-GAAP earnings per share (which we refer to as EPS) was calculated using the non-GAAP adjustments as approved by the Audit Committee of the board and applied to each quarter. The use of these non-GAAP adjustments is consistent with our own assessment of our operating performance and also aligns with the non-GAAP financial information reported to our stockholders. Non-GAAP adjustments included share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and significant non-recurring taxes. The Compensation Committee retained the discretion to reject any such adjustments for the purpose of determining the payments under the FY15 AIP. The performance measures were subject to equitable adjustment to exclude the impact of acquisitions and divestitures.

Analogic return on invested capital (which we refer to as ROIC) was defined as our after tax non-GAAP operating income (calculated in accordance with the fiscal 2015 non-GAAP adjustments described above) divided by our average invested capital. Invested capital was defined as the sum of non-cash current assets, long term assets and operating cash, minus current liabilities.

Subject to the deductibility limitations of Section 162(m) of the Code, the Compensation Committee retained, but did not exercise, the discretion to fund bonuses from a pool approved by the Compensation Committee if 50% of the target non-GAAP EPS was not achieved. Such discretion would be exercised in a manner consistent with Section 162(m) of the Code. For our named executive officers, no bonuses would be funded under the FY15 AIP if our actual fiscal 2015 non-GAAP EPS did not exceed our fiscal 2014 non-GAAP EPS.

The performance targets were set by the Compensation Committee to be aligned with our fiscal 2015 objectives and to have a reasonable chance of attainment. Performance factors for each performance metric were calculated by interpolating between the threshold, target, and maximum values, as applicable. The threshold, target, and maximum goals and the associated payout factors for each performance metric, and the actual performance and performance factors with respect to each such metric as applicable to our named executive officers under the FY15 AIP, were as follows:

		Goal			Actual
	Weight	Threshold 0.25x	Target 1x	Maximum 2x	Actual Performance	Performance Factor
Analogic Non-GAAP EPS	60%	$2.94	$3.68	$4.60	$4.05	1.40
Analogic Revenue ($ millions)	30%	$490	$544	$598	$540	0.95
Analogic ROIC	10%	9.3%	11.6%	13.4%	11.3%	0.91
Aggregate Performance Factor	100%					1.22

The Compensation Committee did not adjust the performance measures to exclude the impact of acquisitions and divestitures, or exercise its discretion to reject any Non-GAAP adjustments, in connection with the FY15 AIP.

Based on the aggregate performance factor of 1.22, the Compensation Committee approved cash payments to our Named Executive Officers under the FY15 AIP as follows:

Name	Payment
James W. Green	$731,996
Michael J. Bourque	$77,599
Mervat Faltas	$233,622
John J. Fry	$257,434
James P. Ryan	$224,665

Mr. Levitz forfeited his FY15 AIP award by virtue of his resignation from the Company.

Long Term Incentive Programs

Our long term incentive programs (which we refer to as LTIPs) are equity-based award programs that have been the primary vehicle for offering long term incentives to our executives. We believe that equity-based grants provide our executives with a strong link to our long term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of the equity grants furthers our goal of executive retention by providing an incentive to our executives to remain in our employ during the vesting period. All grants of equity-based awards to our executives are approved by the Compensation Committee. In determining the size of equity-based awards to our executives, the Compensation Committee considers factors such as scope of responsibility, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the recommendations of our chief executive officer and market data provided by the Compensation Committee’s independent consultant.

In establishing the FY15-17 LTIP in September, 2014, the Compensation Committee determined that long term equity awards for our named executive officers should include a balanced mixture of non-GAAP EPS RSUs, relative total shareholder return (which we refer to as TSR) RSUs, and time-based stock options. The Committee believes that this plan design served a number of purposes, including the following:

•

Fostering the performance-based orientation on our long term incentive program. The Compensation Committee believes that the FY15-17 LTIP is entirely performance-based. Non-GAAP EPS and TSR-based RSUs represent at-risk compensation, the vesting of which is entirely dependent on the achievement of predetermined performance goals that are aligned with our longer term objectives. The value, if any, realized from stock options depends entirely on the continued appreciation of our Company’s stock.

The Committee continued to use Non-GAAP EPS as a metric for both the FY15 AIP and FY15-17 LTIP in view of the importance of Non-GAAP EPS as a metric for evaluating the Company’s performance, the differing time periods covered by the AIP and LTIP awards, the use of Non-GAAP EPS in combination with other metrics (e.g., revenue, ROIC, and TSR), and the proportions of the Non-GAAP EPS components of the respective awards (i.e., 60% of the FY15 AIP target award and 33% of the FY15-17 LTIP target award).

•

Motivating the achievement of both absolute performance and relative total shareholder return goals. As noted above, FY15-17 LTIP includes a Non-GAAP EPS component and a TSR component. Vesting of the Non-GAAP EPS component depends on our absolute performance relative to pre-established earnings per share goals. Vesting of the TSR component depends on our stock price performance relative to the broader stock market. The Compensation Committee believes that this structure motivates our executives to achieve long-term earning goals in the broader context of maximizing the total return to our shareholders.

•

Aligning long term compensation with our stock price performance. The Compensation Committee believes that, by including both performance-based RSUs and time-based stock options as components of the FY15-17 LTIP, a significant portion of our executive’s compensation is tied to the long term price performance and appreciation of our Company’s stock.

Our named executive officers each received an FY15-17 LTIP award having a value (which we refer to as the Total LTIP Target Award) calculated as a percentage of his or her fiscal 2015 base salary. The awards for each of the named executive officers other than Mr. Bourque consisted of a non-GAAP EPS component, a TSR component, and a stock option component. Awards were determined as follows:

•	Target Number of performance-based non-GAAP EPS RSUs = (1/3 x Total LTIP Target Award) / closing price of our common stock on September 9, 2014

•	Target Number of performance-based TSR RSUs = (1/3 x Total LTIP Target Award) / (TSR initial accounting cost premium x closing price of our common stock on September 9, 2014)

•	Number of Stock Options = 3 x Target Number of non-GAAP EPS RSUs

The Total FY15-17 LTIP Target Awards for each of our named executive officers were as follows:

	FY15-17 LTIP Target Award (% of Base Salary)	Change from FY14-16 Target Award	Total LTIP Target Award ($)	Target Number of Non-GAAP EPS RSUs	Target Number of TSR RSUs	Number of Stock Option/ RSUs
James W. Green	300%	75 pts.	$1,800,00	8,440	6,554	25,320
Michael J. Bourque (1)	50%	—	$112,500	381	295	381
Mervat Faltas	125%	0 pts.	$398,945	1,871	1,453	5,612
John J. Fry	150%	0 pts.	$527,514	2,473	1,921	7,420
Michael L. Levitz (2)	150%	0 pts.	$496,704	2,329	1,809	6,987
James P. Ryan	125%	0 pts.	$369,881	1,734	1,347	5,203

(1)

Mr. Bourque joined the Company in October, 2014 as our vice president and corporate controller and became an executive officer following the resignation of Mr. Levitz on April 24, 2015. Mr. Bourque’s Total LTIP Target Award as a percentage of base salary shown in the table above represents a full year award. His actual award, and the target number of shares shown in the table above, was pro-rated to reflect the number of full months worked by Mr. Bourque in fiscal 2015. The award was approved by the Compensation Committee at its meeting on December 4, 2014, which was the first meeting of the Compensation Committee after Mr. Bourque joined the Company. In view of his position with the Company at the time the award was approved, Mr. Bourque’s FY15-17 LTIP award included time-based RSUs in lieu of stock options. The time-based RSUs awarded to Mr. Bourque under the FY15-17 LTIP cliff vest on July 31, 2017. Also on December 4, 2014, the Compensation Committee granted Mr. Bourque an additional award of 676 time-based RSUs, based on a grant date value of $50,000 and the $73.91 closing price of our common stock on the grant date. These RSUs will vest once per year in three equal installments beginning one year from the grant date.
(2)	Mr. Levitz forfeited his FY15-17 LTIP award by virtue of his resignation from the Company.

Performance for both the non-GAAP EPS component and the TSR component will be measured over a three year performance period beginning on August 1, 2014 and ending on July 31, 2017 (which we refer to as the FY15-17 LTIP performance period). The number of shares earned will cliff vest at the end of the FY15-17 LTIP performance period based on actual performance relative to the applicable performance criteria.

The non-GAAP EPS component will vest based on our Company’s cumulative non-GAAP EPS over the FY15-17 LTIP performance period. Depending on actual performance, the potential vesting of the non-GAAP EPS component ranges from a minimum of zero to a maximum of two times the target number of non-GAAP EPS RSUs. Non-GAAP EPS will be calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retains the discretion to reject any such adjustments for the purpose of determining vesting under the FY15-17 LTIP, it being expected that such discretion, if exercised, would be exercised in a manner consistent with Section 162(m) of the Code. The non-GAAP EPS performance target was set by the Compensation Committee to be aligned with our longer term objectives and to have a reasonable chance of attainment.

The TSR component will vest based on the company’s total stockholder return relative to the total shareholder return of the company at the 50th percentile of the Russell 2000 stock index (which we refer to as the benchmark). The Compensation Committee believes that the Russell 2000 stock index represents a comprehensive index of similar sized companies with which the Company competes for investor capital, and is thus an appropriate comparison for our total shareholder return. The target number of TSR RSUs will vest if the Company’s total shareholder return over the performance period is equal to that of the benchmark. The potential vesting of the TSR RSUs varies +/- 2% for each 1% (100 basis points) that our total shareholder return varies above or below the benchmark, between a maximum of two times the target number of TSR RSUs and a minimum of zero. As noted above, vesting is capped at target if our absolute TSR over the performance period is negative, and the maximum value that can be earned under the TSR component (as determined by the total number of TSR RSUs vested multiplied by the final stock price) cannot exceed four (4) times the TSR target award value at grant.

The stock options will vest once per year in three equal installments beginning one year from the grant date. The time-based RSUs awarded to Mr. Bourque pursuant to the FY15-17 LTIP will cliff vest on July 31, 2017.

On September 8, 2015, the Compensation Committee approved vesting of performance-based restricted stock units granted under our FY13-15 LTIP. For our executive officers, the FY13-15 LTIP awards included a cumulative non-GAAP EPS component and a TSR component. Performance for both the non-GAAP EPS component and the TSR component were measured over a three year performance period beginning on August 1, 2012 and ending on July 31, 2015 (which we refer to as the FY13-15 LTIP Performance Period). The number of RSUs earned cliff vested at the end of the FY13-15 LTIP Performance Period, following certification by the Compensation Committee as to the level of achievement of the performance goals with respect to such RSUs.

The cumulative non-GAAP EPS component of the FY13-15 LTIP vested based on our Company’s cumulative non-GAAP EPS over the FY13-15 LTIP Performance Period. Depending on actual performance, the potential vesting of the non-GAAP EPS component ranged from a minimum of zero to a maximum of two times the non-GAAP EPS target award. Non-GAAP EPS was calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retained the discretion to reject any such adjustments for the purpose of determining vesting under the FY13-15 LTIP, it being understood that such discretion would be exercised in a manner consistent with such awards being exempt from the deductibility limitations under Section 162(m) of the Code. The Compensation Committee did not exercise this discretion. Performance targets for the non-GAAP EPS component of the FY13-15 LTIP were as follows:

Performance	Cumulative Non-GAAP EPS	% of Non-GAAP EPS Target Award Earned
Threshold	$10.80	0%
Target	$13.81	100%
Maximum	$16.28	200%

No shares would be earned if the Company’s cumulative non-GAAP EPS during the FY13-15 LTIP Performance Period was less than the threshold value shown above. Intermediate results were interpolated.

Our non-GAAP EPS in FY13, FY14, and FY15 was $3.88, $3.52 and $4.05, respectively, resulting in a cumulative non-GAAP EPS over the FY13-15 LTIP Performance Period of $11.45. As a consequence, 21.59% of the FY13-15 LTIP non-GAAP EPS Target Award was earned.

The TSR component of the FY13-15 LTIP vested based on the company’s total relative stockholder return relative to the total shareholder return of the company at the 50th percentile of the Russell 2000 stock index over the FY13-15 LTIP Performance Period. The potential vesting of the TSR RSUs varied +/- 2% for each 1% (100 basis points) that our total shareholder return varies above or below the company at the 50th percentile of the Russell 2000 stock index, between a maximum of two times the target number of TSR RSUs and a minimum of zero.

Performance awards under the TSR component of the FY13-15 LTIP were determined as follows:

Analogic TSR	TSR of the Company at the 50th Percentile of the Russell 2000 Stock Index	% of TSR Target Award Earned
27.15%	43.09%	68.12%

Based on the results described above, on September 10, 2015, the Compensation Committee approved vesting of awards under the FY13-15 LTIP for our Named Executive Officers as follows. Unvested shares were forfeited.

	Non-GAAP EPS Target Award (RSUs)	Non-GAAP EPS Shares Earned	TSR Target Award (RSUs)	TSR Shares Earned	Total Shares Earned
James W. Green	5,790	1,250	4,454	3,034	4,284
Mervat Faltas	1,843	398	1,418	966	1,364
John J. Fry	2,437	526	1,875	1,277	1,803
James P. Ryan	1,676	362	1,290	879	1,241

Mr. Levitz forfeited the unvested portion of his FY13-15 LTIP award by virtue of his resignation from the Company. Mr. Bourque, who joined the Company in October, 2014, did not receive a FY13-15 LTIP award.

Employee Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan under which we match each employee contribution up to 4% of his or her eligible wages under the Code (which we call eligible wages). Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

During fiscal 2015, we provided other compensation to our executive officers in the following forms:

•

Perquisites—Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid in equal quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses.

•	Non-qualified Deferred Compensation Plan—We match non-qualified deferred compensation contributions to the plan up to 4% of amounts in excess of eligible wages. These contributions vest immediately.

•

Retirement Plan—Mrs. Faltas participates in a retirement plan administered by our Analogic Canada subsidiary that provides benefits to employees based on a formula recognizing length of service and final average earnings.

Severance and Change of Control Benefits

Pursuant to employment agreements between us and Mr. Green, and Mr. Fry, as well as our Severance Plan for Management Employees, Key Employee Stock Bonus Plan (as amended on January 27, 1988), Key Employee Stock Bonus Plan (as amended on March 11, 2003), 2007 Restricted Stock Plan, and 2007 Stock Option Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of Analogic. We consider these severance and change of control benefits to be an important component of our executive compensation program and consistent with competitive market practice. We believe that providing appropriate severance and change of control benefits helps to attract and retain qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with us, and by reducing financial uncertainty associated with an unexpected termination or termination following a change of control. We have provided more detailed information about these benefits with respect to our Named Executive Officers, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” beginning on page 39 of this proxy statement.

Our practice has been to structure change of control benefits so that cash benefits are paid only if the employment of the executive is terminated during a specified period after a change of control has occurred. For equity awards granted in fiscal 2014, vesting in connection with a change of control will occur only if the executive is not provided with a comparable replacement equity award or if the employment of the executive is terminated during a specified period after the change of control (commonly referred to double trigger vesting). The Compensation Committee currently intends that future equity awards will be subject to double trigger vesting.

Stock Ownership Guidelines

In order to better align the interests of our officers with the interests of our stockholders and to promote our commitment to sound corporate governance, our board, acting on the recommendation of our Compensation

Committee, has adopted the following stock ownership guidelines for our executive officers. Our executive officers are expected to acquire a number of shares of the Company’s common stock having the value shown below.

Stock Ownership Guideline	Chief Executive Officer	4x annual base salary
	Executive Officers other than Chief Executive Officer	1x annual base salary
Attainment Period	Five (5) years from the later of: • Appointment as an executive officer; or • October 1, 2011
Stock Owned for Purposes of Ownership Guideline

•    Stock acquired on the open market;

•    Stock acquired through the exercise of options;

•    Restricted stock and restricted stock units, whether vested or unvested;

•    Stock acquired through Company benefit plans; and

•    Deferred stock units.

Administration	The Stock Ownership Guidelines are administered by the Compensation Committee, which evaluates compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in a participant’s compensation, and the personal financial situation of a participant, are reviewed by the Compensation Committee.

As of October 1, 2015, all of our executive officers own a quantity of our stock that meets or exceeds the applicable guidelines.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our Chief Executive Officer and our three next most highly compensated executive officers (other than our Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Although we do not believe that the limitations of Section 162(m) of the Code have a material impact on us at the current compensation levels, we periodically review the potential consequences of Section 162(m) of the Code and generally intend to structure our annual and long term incentive programs to comply with exemptions in Section 162(m) of the Code so that the compensation would remain tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

In January 2014 at the 2014 annual meeting, our stockholders approved our 2014 Annual Incentive Compensation Plan. The 2014 Annual Incentive Compensation Plan is structured so that performance-based awards under our AIPs can comply with the exemptions of Section 162(m) of the Code.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for our Chief Executive Officer and each of our other executive officers (which we refer to collectively as our Named Executive Officers) for fiscal 2015, 2014, and 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
James W. Green	2015	600,000	1,173,212	505,134	731,996	—	44,800	3,055,142
President and Chief Executive Officer	2014	600,000	1,291,305	649,588	—	—	63,760	2,604,653
	2013	540,750	2,716,759	432,420	507,736	—	71,291	4,268,956

Michael J. Bourque	2015	181,731	133,880	—	77,599	—	2,769	395,979
Interim Chief Financial Officer and Treasurer

Mervat Faltas	2015	319,156	260,089	111,959	233,622	93,269	1,473	1,019,568
Senior Vice President	2014	319,156	286,165	143,973	—	83,821	—	833,115
and General Manager, Medical Imaging Business	2013	309,860	279,902	137,659	145,471	26,670	—	899,562

John J. Fry	2015	351,676	343,816	148,029	257,434	—	14,067	1,115,022
Senior Vice President,	2014	351,676	378,434	190,376	—	—	10,376	930,862
General Counsel, and Corporation Secretary	2013	341,433	370,112	182,019	192,283	—	10,123	1,095,970

Michael L. Levitz	2015	254,720	323,784	139,391	—	—	10,515	728,410
Former Senior Vice President, Chief Financial Officer and Treasurer	2014	331,136	356,291	179,251	—	—	9,711	876,389
	2013	321,491	348,467	171,390	180,926	—	10,248	1,032,522

James P. Ryan	2015	306,920	241,079	103,800	224,665	—	10,532	886,996
Senior Vice President and General Manager, Precision Subsystems and Global Operations

(1)

These amounts represent the aggregate grant date fair value of performance-based and time-based restricted stock unit awards granted in fiscal 2015, 2014, and 2013. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015. These amounts include performance based restricted stock and restricted stock unit awards, and assume target performance. The amount earned pursuant to performance-based awards can range from zero to twice the target award, depending on actual performance. The maximum aggregate grant date fair value of the award, assuming achievement of maximum performance, would be as follows: Mr. Green—$ 1,773,212, $1,891,296, and $1,284,791 in fiscal 2015, 2014, and 2013, respectively; Mr. Bourque—$83,917 in fiscal 2015; Mr. Levitz—$489,352, $521,859, and $509,209 in fiscal 2015, 2014, and 2013, respectively; Mrs. Faltas—$393,098, $419,128, and $408,986 in

fiscal 2015, 2014, and 2013, respectively; Mr. Fry—$519,622, $554,254, and $540,800 in fiscal 2015, 2014, and 2013, respectively; respectively; Mr. Ryan—$364,349 in fiscal 2015. The actual number of performance-based restricted stock awards earned pursuant to the FY13-15 LTIP were as follows: Mr. Green—4,284 shares earned from a target award of 10,244 shares; Mrs. Faltas—1,364 shares earned from a target award of 3,261 shares; Mr. Fry—1,803 shares earned from a target award of 4,312 shares; Mr. Levitz—0 shares earned from a target award of 4,060 shares; and Mr. Ryan—1,241 shares earned from a target award of 2,966 shares. Mr. Bourque did not participate in the FY13-15 LTIP.
(2)	These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2015, 2014 and 2013. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015.
(3)	This column represents incentive compensation earned for fiscal 2015, 2014, and 2013 under our performance-based annual incentive programs; the FY15 AIP is described on page 25 of this proxy statement. The amounts paid in fiscal 2015, 2014 and 2013 were paid in cash.
(4)	This column represents the sum of the change in pension value for Mrs. Faltas under the Analogic Canada Corporation Retirement Plan, formerly known as the Anrad Retirement Plan (which we refer to as the Analogic Canada Plan). The Analogic Canada Plan provides benefits to employees based on a formula recognizing length of service and final average earnings. The measurement date used for the plan is July 31.
(5)	Please see the All Other Compensation table below.

All Other Compensation from Summary Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites (1) ($)	Employer Matching Contributions for 401(k) and Non-Qualified Deferred Compensation Plans ($)	Total ($)
James W. Green	2015	20,000	24,800	44,800
	2014	20,000	43,760	63,760
	2013	20,000	51,291	71,291

Michael J. Bourque	2015	—	2,769	2,769

Mervat Faltas	2015	—	1,473	1,473
	2014	—	—	—
	2013	—	—	—

John J. Fry	2015	—	14,067	14,067
	2014	—	10,376	10,376
	2013	—	10,123	10,123

Michael L. Levitz	2015	—	10,515	10,515
	2014	—	9,711	9,711
	2013	—	10,248	10,248

James P. Ryan	2015	—	10,532	10,532

(1)	Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid in quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the Named Executive Officers during fiscal 2015.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Shares or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James W. Green	9/9/14	15,000	600,000	1,200,000	1	14,994	29,988	0	25,320	71.09	1,678,346
Michael J. Bourque	12/4/14	1,590	63,606	127,212	1	676	1,352	1,057	—	—	133,880
Mervat Faltas	9/9/14	4,787	191,494	382,988	1	3,324	6,648	0	5,612	71.09	372,048
John J. Fry	9/9/14	5,275	211,006	422,012	1	4,394	8,788	0	7,420	71.09	491,845
Michael L. Levitz	9/9/14	3,821	152,832	305,664	1	4,138	8,276	0	6,987	71.09	463,175
James P. Ryan	9/9/14	4,604	184,152	368,304	1	3,081	6,162	0	5,203	71.09	344,879

(1)	These columns represent potential payouts under the FY 15 AIP.
(2)	Performance based restricted stock units were granted under the 2009 Stock Incentive Plan for the grants on September 9, 2014 and December 4, 2014. These units cliff-vest on September 30, 2017. For the vesting provisions, see pages 28-29 of this proxy statement. The grant date fair value of the equity incentive plan awards was based on the target number of shares that might be earned and was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in our Annual Report on Form 10-K for fiscal 2015.
(3)	These stock options vest once per year in three equal installments beginning on September 9, 2015. The grant date fair value of the equity incentive plan awards was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in our Annual Report on Form 10-K for fiscal 2015.
(4)	Restricted stock units granted to Mr. Bourque on December 4, 2014 included 381 LTIP shares that cliff vest on July 31, 2017 and 676 time-based shares for which restrictions will lapse 33% on December 4 of each of 2015, 2016, and 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options, stock, and stock unit awards held by the Named Executive Officers as of July 31, 2015. The market and payout values for unvested stock awards are calculated based on a market value of $80.55 per share (the closing market price of our common stock on July 31, 2015) multiplied by the number of shares subject to the award. All stock options shown in this table have a seven-year term.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
James W. Green	11,581	5,790	(1)	—	70.04	9/10/2019	25,000	(6)	2,013,750	10,244	825,154
	7,863	15,725	(2)	—	77.08	9/9/2020	—		—	13,772	1,109,335
	—	25,320	(3)	—	71.09	9/9/2021	—		—	14,994	1,207,767

Michael J. Bourque	—	—		—	—	—	1,057	(7)	85,141	676	54,452

Mervat Faltas	2,181	—		—	45.98	9/15/2018	—		—	—	—
	1,843	1,843	(1)	—	70.04	9/10/2019	—		—	3,260	262,593
	1,743	3,485	(2)	—	77.08	9/9/2020	—		—	3,052	245,839
	—	5,612	(3)	—	71.09	9/9/2021	—		—	3,324	267,748

John J. Fry	7,854	—		—	45.98	9/15/2018	—		—	—	—
	4,875	2,437	(1)	—	70.04	9/10/2019	—		—	4,311	347,251
	2,305	4,608	(2)	—	77.08	9/9/2020	—		—	4,036	325,100
	—	7,420	(3)	—	71.09	9/9/2021	—		—	4,394	353,937

Michael L. Levitz (8)	—	—		—	—	—	—		—	—	—

James P. Ryan	3,353	1,676	(1)	—	70.04	9/10/2019	—		—	2,966	238,911
	1,616	3,231	(2)	—	77.08	9/9/2020	—		—	2,829	227,876
	—	5,203	(3)	—	71.09	9/9/2021	—		—	3,081	248,175

(1)	100% of these options vested on September 10, 2015.
(2)	50% of these options vest on September 9 of each of 2015 and 2016.
(3)	33% of these options vest on September 9 of each of 2015, 2016, and 2017.
(4)	This is the target number of performance based restricted stock shares that can be earned under the FY14-16 and FY15-17 LTIPs.
(5)	This value was calculated using the target number of performance based restricted stock shares that can be earned under the FY14-16 and FY15-17 LTIPs.
(6)	Restrictions on shares will lapse on December 4, 2015.
(7)	Restrictions on 381 time-based FY15-17 LTIP RSUs will lapse on July 31, 2017, while restrictions on 676 shares will lapse 33% on December 4 of each of 2015, 2016, and 2017.
(8)	There were no outstanding options or awards as of July 31, 2015 for Mr. Levitz as he resigned from the Company on April 24, 2015.

Option Exercises and Stock Vested

The following table provides information regarding stock option and restricted stock unit awards exercised and vested, respectively, for the Named Executive Officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James W. Green	29,773	1,005,986	4,284	345,076
Michael J. Bourque	—	—	—	—
Mervat Faltas	—	—	1,364	109,870
John J. Fry	4,707	111,011	1,803	145,232
Michael L. Levitz	24,016	925,522	—	—
James P. Ryan	1,964	80,583	1,241	99,963

(1)	Represents the fair market value of the common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date. This includes the actual number of shares released on September 10, 2015, which were 68% and approximately 22% of the target TSR and Non-GAAP EPS awards, respectively, under the FY13-15 LTIP, the performance period of which ended on July 31, 2015. The number of shares earned under the FY13-15 LTIP by Mr. Green, Mr. Bourque, Mrs. Faltas, Mr. Fry, Mr. Levitz, and Mr. Ryan were 4,284; 0; 1,364; 1,803; 0; and 1,241, respectively.

Fiscal 2015 Pension Benefits

The amount reported in the table below represents the present value of the accumulated benefit at July 31, 2015 for Mrs. Faltas under the Analogic Canada Corporation Retirement Plan.

The Analogic Canada Corporation Retirement Plan provides pension benefits to employees based on a formula recognizing length of service and final average earnings, and within Income Tax Act (Canada) limits. The annual pension payable at age 65 is equal to 2% of final average earnings multiplied by years of credited service under the plan. The final average earnings is 12 times the average of the 60 highest months of eligible earnings. Eligible earnings are defined as the sum of base salary, bonuses, commissions, shift differential, premium and overtime payments. Once participants attain age 55, they can retire. The total pension payable is not reduced if the participant retires at age 65 (normal retirement age) and is reduced by 0.25% for each month between the early retirement date and the normal retirement date.

The Income Tax Act (Canada) limits the amount of pension benefits for high earners. The Income Tax Act (Canada) limits are reduced by 0.25% for each month between the earliest of the date the participant attains 30 years of service, the date the participant reaches age 60 and the date at which the sum of the participant’s age and service is 80. Therefore, the annual pension payable at age 65 under the plan for Mrs. Faltas is equal to the maximum annual benefit prescribed by the Income Tax Act (Canada) times the number of years of credited service under the plan.

The normal form of pension payment is a lifetime pension with a 5-year guarantee. A participant may elect another form of payment which will provide monthly payments for the life of the participant and his spouse, if any, and which will be the actuarial equivalent of the pension payable under the normal form. Service under the Canadian pension plan may continue to be credited for no more than 5 years after the date the employee has left Canada and transferred to Analogic Corporation. Mrs. Faltas stopped accruing credited service under the Canadian pension plan on April 30, 2015, the date at which she attained 5 years of credited service while working outside of Canada.

Mrs. Faltas’ number of years of credited service includes her service at both Analogic Canada Corporation and Analogic Corporation.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mervat Faltas	Analogic Canada Corporation Retirement Plan	9.75	338,959	—

2015 Non-Qualified Deferred Compensation

Our Named Executive Officers are eligible to participate in our Non-qualified Deferred Compensation Plan (which we refer to as the Deferred Compensation Plan). The Deferred Compensation Plan allows participants to defer a percentage of their earned income, including up to a maximum of 25% of their base salary and up to 100% of their bonuses and performance-based compensation, subject to certain specified limitations set forth in the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded.

In each plan year, we credit to the account of each participant who makes deferrals under the Deferred Compensation Plan, and who is eligible for and is receiving the maximum matching contribution allowed by law in our qualified 401(k) plan for that plan year, a matching contribution (which we refer to as the Non-Qualified Company Match) in the amount equal to 100% of the deferrals contributed by the participant, up to a maximum of four percent of the participant’s compensation, less the matching contribution made to our qualified 401(k) plan on behalf of the participant.

Amounts deferred under the Deferred Compensation Plan are credited to a participant’s account under the Deferred Compensation Plan. Each participant may allocate his or her account among any combination of the investment funds available under the Deferred Compensation Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances no more than six (6) times each plan year. There are 20 investment funds available under the Deferred Compensation Plan with a variety of investment objectives.

The form and timing of distributions is based on designations made by participants on their deferral elections. Distributions may be made in a single lump sum, or in annual installments as provided for in the Deferred Compensation Plan. Payments will be made in a single lump sum if the value of the participant’s account or sub-account is $25,000 or less at the time of a distribution event or at the time of a scheduled installment payment. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Code.

The following table shows a summary of all contributions to, earnings on and distributions received from the Deferred Compensation Plan for each of our Named Executive Officers for the year ended July 31, 2015. The account balances as of year-end include all contributions and amounts earned by our Named Executive Officers through the end of fiscal 2015.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions in Last FY (4)	Aggregate Balance at Last FY (5)
James W. Green	143,076	14,400	85,562	—	1,785,364
Michael J. Bourque	—	—	—	—	—
Mervat Faltas	21,482	—	(144)	—	21,338
John J. Fry	14,609	3,667	411	(18,216)	8,772
Michael L. Levitz	5,604	2,845	2,177	—	44,618
James P. Ryan	7,725	—	34	—	7,759

(1)	Represents the amounts contributed by each Named Executive Officer to the Deferred Compensation Plan. These amounts were reported as compensation in the fiscal year 2015 Summary Compensation Table for the Named Executive Officers.
(2)	Represents the Non-Qualified Company Match for fiscal year 2015. The following amounts were included as compensation in the fiscal year 2015 Summary Compensation Table for the Named Executive Officers: Mr. Green—($14,400); Mr. Fry—($3,667); and Mr. Levitz—($2,845).
(3)	Represents the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his non-qualified deferred compensation account balance for fiscal year 2015, as discussed in the Compensation Discussion and Analysis. None of these amounts included were reported as compensation in the fiscal year 2015 Summary Compensation Table for the Named Executive Officers.
(4)	Represents combined withdrawals and distributions in non-qualified deferred compensation plans for each Named Executive Officer in fiscal year 2015.
(5)	The amounts in the aggregate balance included as compensation in the Summary Compensation Table in fiscal year 2014 and 2013 for the Named Executive Officers are: Mr. Green—($253,795) and ($291,781), respectively; Mr. Fry—($8,116) and $0, respectively; and Mr. Levitz—($7,642) and $0, respectively.

Potential Payments Upon Termination or Change of Control

Employment Agreements with our Named Executive Officers

On May 1, 2007, we entered into an employment agreement with Mr. Green. The employment agreement provides that if we terminate Mr. Green’s employment other than for cause and unrelated to a change of control, Mr. Green will be eligible to receive twelve months salary continuation plus a lump sum bonus equal to his target bonus.

Mr. Green’s agreement also entitles him to the following change of control benefits in the event his employment is terminated without cause within twenty-four months following a change of control:

•	Two times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, for the year of termination;

•	Benefits continuation for twenty-four months; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Green.

On October 29, 2007, we entered into an employment agreement with Mr. Fry. The employment agreement provides that if we terminate Mr. Fry’s employment other than for cause, or if he terminates his employment for good reason, other than in the twenty-four months following a change of control, he will be eligible to receive severance benefits as follows: base salary continuation for twelve months following the date of termination; a lump sum payment equal to the greater of his target bonus or his actual bonus, to the extent determinable, for the year of termination; and outplacement assistance.

Mr. Fry’s agreement also entitles him to the following change of control benefits in the event his employment is terminated without cause, or if he terminates his employment for “good reason,” within twenty-four months following a change of control:

•	One times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, based on the number of whole months worked in the year of termination;

•	Health and welfare benefit continuation for twelve months;

•	Acceleration of unvested equity awards; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Fry.

On June 8, 2009, we entered into an employment agreement with Mr. Levitz. The employment agreement provided that if we terminated Mr. Levitz’ employment other than for cause, death, disability, and other than after a change of control, we would pay him: a sum equal to his annual base salary according to the company’s then-current payroll practices, and continuation of health and dental insurance for twelve months.

Mr. Levitz’ agreement also entitled him to the following change of control benefits in the event his employment was terminated by us without cause and not for death or disability within twenty-four months following a change of control:

•	Salary continuation and continued health and dental insurance coverage as described in the preceding paragraph;

•	Target bonus under the Incentive Plan for the year in which termination occurs, payable at the time of termination; and

•

If excise taxes are imposed, he would have been eligible for a tax gross up only if the benefits exceeded the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits would have been reduced only if this results in a better after-tax position for Mr. Levitz.

Mr. Levitz resigned from the Company effective April 24, 2015.

Severance Benefits

Our management employees, including our executive officers, are eligible to participate in our Severance Plan for Management Employees (which we refer to as the Severance Plan), which provides for continuing base salary and health and life insurance coverage during the applicable severance period in the event of a covered termination of employment (which we refer to as Severance Benefits). For our executive officers, the severance period is two weeks for each complete year of service, provided that the severance period may not be less than six months nor more than one year. Employees whose employment is terminated by us for cause are not eligible to receive Severance Benefits.

In order to receive Severance Benefits, an eligible employee must timely sign and return a severance agreement in a form provided by us, in our sole discretion, by which he or she agrees to waive and release us from all legal claims he or she may have against us in exchange for payment of Severance Benefits. A participant will not be eligible to receive Severance Benefits if, during the Severance Period, we become aware of circumstances that would have caused his or her termination for cause, or the participant has previously entered into an employment agreement with us which provides for payment, or non-payment, of other severance benefits or payments upon termination of employment. According to its terms, the Severance Plan does not operate to affect or modify the terms of a participant’s employment in any way.

Additionally, while not part of the Severance Plan, we have a practice of providing all employees eligible for benefits under the plan who are age forty or over with four weeks of additional severance benefits in addition to what they receive under the plan. In the event of involuntary termination without cause, time-based equity awards vest pro-rata as a function of the recipient’s service time relative to the vesting period of the particular award.

Messrs. Green, Levitz, and Fry each have an employment agreement which includes severance provisions that supersede the provisions of the Severance Plan. Those severance provisions are discussed beginning on pages 39-40 of this proxy statement. Mr. Levitz did not receive severance benefits in view of his resignation from the Company.

Annual Incentive Program

Only those participants employed by us on July 31, 2015 or involuntarily terminated after January 31, 2015 were eligible to receive a payment under the FY15 AIP. For our Named Executive Officers, payments in the case of involuntary termination after January 31, 2015 would have been determined based on our actual financial results and their base salary actually earned in fiscal 2015. Additional information on the FY15 AIP, including performance metrics and targets, is provide in the Compensation Discussion and Analysis section of this proxy statement, above.

Long Term Incentive Programs

For our Named Executive Officers, vesting of awards under the FY13-15, FY14-16 and FY15-17 LTIPs is as follows:

•	Non-GAAP EPS and TSR components of the FY13-15, FY14-16, and FY 15-17 LTIPs—

Involuntary Termination Not for Cause Under the FY13-15, FY14-16 and FY15-17 LTIPs—Upon an involuntary termination not for cause other than in connection with a change of control, the target number of shares will be adjusted pro-rata based on the number of full months that the participant remained in our employ during the performance period of the award. The number of shares actually earned will be determined at the end of the performance period based on our actual performance relative to the applicable performance criteria.

Change of Control Under the FY13-15 LTIP—Upon a change of control, EPS awards will vest as to the target number of shares. TSR awards will vest according to our actual total shareholder return relative to that of the Russell 2000 stock index, as determined at the time of the change of control.

Change of Control Under the FY14-16 and FY15-17 LTIPs—Awards under the FY14-16 and FY15-17 LTIPs are subject to double trigger vesting. Upon a change of control that occurs prior to the end of the performance period, EPS and TSR awards will be replaced with time-based RSU or restricted stock awards (which we refer to as Replacement Awards) denominated with respect to the stock of the successor company and having a fair value, vesting, and other terms and conditions no less favorable to the recipient than those of the award being replaced. If a recipient of an EPS or a TSR award is not provided with a Replacement Award, the original award will vest as of the change of control based on our actual performance as described below.

If a change of control occurs prior to the end of the performance period, the value of the EPS and TSR awards will be determined based on our actual performance. For EPS awards, performance will be determined with respect to our cumulative Non-GAAP EPS as of the fiscal year last completed prior to the change of control. For TSR awards, performance will be determined with respect to our actual total shareholder return relative to that of the Russell 2000 stock index, as determined at the time of the change of control. Any unvested portion of the Replacement Award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty four month period after the change of control.

•	Stock Options of the FY13-15, FY14-16, and FY 15-17 LTIPs—

Involuntary Termination Not for Cause Under the FY13-15, FY13-16 and FY15-17 LTIPs—Upon an involuntary termination not for cause other than in connection with a change of control, any stock options that are vested as of the date of termination of employment are exercisable until the end of the 90-day period following the date of termination of employment (or, if earlier, until the expiration date of the options). Unvested stock options will be forfeited.

Change of Control Under the FY13-15 LTIP Upon a change of control, all unvested stock options will become vested immediately prior to the change of control.

Change of Control Under theFY14–16 and FY15-17 LTIPs—Awards under the FY14-16 and FY15-17 LTIPs are subject to double trigger vesting. Upon a change of control, all unvested stock options will be replaced with time-based stock option awards (which we refer to as Replacement Stock Option Awards) in the stock of the successor company and have a fair value, vesting, and other terms and conditions no less favorable to the recipient than the options being replaced. If a recipient of an unvested stock option is not provided with a Replacement Stock Option Award, the original option will vest as of the change of control.

If the recipient is provided with a Replacement Stock Option Award, the fair value of the options being replaced will be determined based on their intrinsic value immediately prior to the change of control. Any unvested portion of the Replacement Stock Option Award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty-four month period after the change of control. Any stock options that are vested as of such termination of employment are exercisable until the end of the 90-day period following the date of termination of employment (or, if earlier, until the expiration date of the options).

Other Equity Awards

For our Named Executive Officers, vesting of outstanding equity awards other than those described above in connection with our FY13-15, FY14-16 and FY15-17 LTIPs is as follows:

•	Time-based RSU awards

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause, an amount equal to the Additional Pro-Rata Shares (as defined below) will vest as of the termination of employment. Additional Pro Rata Shares means (i) the number of shares that would have vested on the next vesting date specified in the award multiplied by (ii) a fraction, the numerator of which is the number of full months elapsed since the most recent vesting date specified in the award (or the grant date, if termination occurs prior to the first vesting date and the denominator of which is the number of months between the most recent vesting date and the next vesting date.

Change of Control for Time-Based RSU Awards Made Prior to Fiscal 2014—Upon a change of control, any unvested portion of the award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty-four month period after the change of control.

Change of Control for Time-Based RSU Awards Made beginning Fiscal 2014—Time-based RSU awards are subject to double trigger vesting. Upon a change of control, unvested time-based RSU awards will be replaced with time-based restricted stock or RSU awards (which we refer to as Replacement Time-Based RSU Awards) in the stock of the successor company and have a fair value, vesting, and other terms and conditions no less favorable to the recipient than the RSU awards being replaced. If a recipient of an unvested RSU award is not provided with a Replacement Time-Based RSU Award, the original award will vest as of the change of control.

•	Stock Options

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause, vesting is as described above in connection with vesting of the FY13-15, FY14-16, and FY 15-17 LTIP stock options.

Change of Control for Stock Option Awards Made Prior to Fiscal 2014—Upon a change of control, all unvested stock options will become vested immediately prior to the change of control event.

Change of Control for Stock Option Awards Made Beginning in or after Fiscal 2014—Other than in connection with the FY15-17 LTIP, no stock option awards were made to our Named Executive Officers in fiscal 2014 or 2015.

Double Trigger Vesting

As noted above in the Severance Change of Control Benefits section on page 31 of this proxy statement, equity awards granted in fiscal 2014 and 2015 were subject to double trigger vesting. The Compensation Committee currently intends that future equity awards will also be subject to double trigger vesting.

The tables below reflect the compensation and benefits due to each Named Executive Officer, upon an involuntary termination other than for cause, and a termination following a change of control without cause or by the executive officer for good reason. The amounts shown assume that each termination of employment was effective as of July 31, 2015. The value of accelerated stock options was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing stock price of our common stock as of July 31, 2015, which was $80.55. The value of accelerated restricted stock was calculated by multiplying the number of accelerated shares by the closing price of our common stock as of July 31, 2015. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

Potential Payments on Involuntary Termination without Cause

	Severance		Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards	Total (3)
	Base Salary Continuation	Lump Sum Payment	AIP (1)	LTIP (2)
James W. Green	600,000	600,000	731,996	1,487,222	—	1,734,063	5,153,281
Michael J. Bourque	104,845	—	77,599	14,369	9,550	16,587	222,950
Mervat Faltas	184,128	—	233,622	363,012	9,550	—	790,312
John J. Fry	351,676	257,434	257,434	479,944	—	—	1,346,488
James P. Ryan	177,069	—	224,665	334,605	9,550	—	745,889

(1)	Represents amounts earned pursuant to the terms of the FY15 AIP for service prior to termination. For more information on amounts earned pursuant to the FY15 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(2)	Represents amounts earned pursuant to the terms of the FY13-15, FY14-16 and FY15-17 LTIPs for service prior to termination. For more information on amounts earned pursuant to the FY13-15 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement. Performance-based awards earned pursuant to the FY14-16 and FY15-17 LTIPs are payable post-termination following determination of actual performance at the end of the applicable performance period. Amounts shown in the table above assume that performance awards pursuant to the FY14-16 and FY15-17 LTIPs are payable at target and are pro-rated to reflect service prior to the termination date relative to the applicable performance period.
(3)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 38 are not included in this total.

Potential Payment on Involuntary Termination without Cause or For Good Reason

Following a Change of Control

	Severance		Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards (3)	Excise Tax Gross Up	Total (4)
	Base Salary Continuation	Lump Sum Payment	AIP (1)	LTIP (2)
James W. Green	1,200,000	600,000	731,996	345,076	30,559	4,094,057	—	7,001,688
Michael J. Bourque	104,845	—	77,599	—	9,550	140,231	—	332,225
Mervat Faltas	184,128	—	233,622	109,870	9,550	466,862	—	1,004,032
John J. Fry	351,676	211,006	257,434	145,232	15,279	617,374	—	1,598,001
James P. Ryan	177,069	—	224,665	99,963	9,550	464,382	—	975,629

(1)	Represents amounts earned pursuant to the terms of the FY15 AIP for service prior to termination. For more information on amounts earned pursuant to the FY15 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(2)	Represents amounts earned pursuant to the terms of the FY13-15 LTIP for service prior to termination. For more information on amounts earned pursuant to the FY13-15 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(3)	Includes the value of awards pursuant to the FY14-16 and FY15-17 LTIPs and other equity awards that are accelerated following involuntary termination without cause or for good reason following a change of control. Amounts shown assume that performance awards pursuant to the FY14-16 and FY15-17 LTIPs are payable at target.
(4)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 38 are not included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Our directors, executive officers, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such filings by our directors, executive officers, and 10% stockholders, or written representations of certain of such persons, we believe that all filings required to be made by those persons during fiscal 2015 were timely made, except as follows, with the number of late reports and the number of transactions not reported on a timely basis as shown: Mr. Green 1,1.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more executive officers serving on our compensation committee.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information about the shares of common stock authorized for issuance under our equity compensation plans as of July 31, 2015:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	286,298	$68.93	3,207,822	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	286,298	$68.93	3,207,822	(1)

(1)	Includes 851,178 shares issuable under our Amended and Restated Employee Stock Purchase Plan in connection with current and future offering periods under that plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Mr. Jeffrey P. Black, Committee Chair

Dr. Bernard Bailey

Dr. Michael T. Modic

AUDIT COMMITTEE REPORT

The Audit Committee of our board is comprised of three members, each of whom qualifies as an “independent” director under current NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board.

The Audit Committee reviewed our audited financial statements for fiscal 2015, and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting standards and for issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel, and the independent auditors, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application, and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls, or methodologies;

•	significant developments or changes in accounting rules applicable to Analogic; and

•	the adequacy of our internal controls and accounting, financial, and auditing personnel.

Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, as amended, with Ernst & Young.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and its independence from us. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit-related services to us is compatible with maintaining such registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2015.

AUDIT COMMITTEE

Mr. Jeffrey P. Black

Mr. James J. Judge, Committee Chair

Dr. Fred Parks

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2016. Representatives of Ernst & Young are expected to be present at the 2016 annual meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. Although stockholder ratification of the Audit Committee’s selection of Ernst & Young is not required by law or our organizational documents, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the appointment of Ernst & Young, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. However, even if the appointment of Ernst & Young is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our Company’s best interests.

Changes in Certifying Accountant

On March 12, 2015, after completing a competitive process, our Audit Committee dismissed PricewaterhouseCoopers LLP (which we refer to as PwC) and appointed Ernst & Young as the our independent registered public accounting firm for fiscal 2015. We notified PwC of its dismissal on March 12, 2015 and appointed Ernst & Young effective March 12, 2015.

Regarding the Former Registered Public Accounting Firm

During the years ended July 31, 2014 and 2013, and the subsequent interim period through March 12, 2015, there were no: (a) disagreements with PwC on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the matter in their reports or (b) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of PwC on our consolidated financial statements as of and for the years ended July 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they modified or qualified as to uncertainty, audit scope, or accounting principles.

The audit reports of PwC on our effectiveness of internal control over financial reporting as of July 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they modified or qualified as to uncertainty, audit scope, or accounting principles.

Regarding the Newly-Engaged Independent Registered Public Accounting Firm

During the years ended July 31, 2014 and 2013, and the subsequent interim period through March 12, 2015, neither the company, nor anyone on our behalf, consulted with Ernst & Young with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by Ernst & Young to us that it concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (b) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

The following table summarizes the fees for services rendered by Ernst & Young and PwC for the fiscal years ended July 31, 2015 and 2014 in each of the following categories:

		2015			2014
		(In Thousands)			(In Thousands)
	Ernst & Young	PwC	Other	Total Fees	PwC
Audit Fees (a)	$1,580	$414	—	$1,994	$2,217
Audit Related Fees (b)	—	15	$13	28	30
Tax Fees (c)	28	163	$28	219	250
All Other Fees (d)	—	51	$131	182	170

	$1,608	$643	$172	$2,423	$2,667

Our board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees billed to us by our independent registered public accounting firm:

(a)	Fees for audit services billed related to fiscal 2015 consisted substantially of the following:

•	Audit of our July 31, 2015 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2015

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

Fees for audit services billed related to fiscal 2014 consisted substantially of the following:

•	Audit of our July 31, 2014 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2014

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

(b)	Fees for audit-related services billed related to fiscal 2015 and fiscal 2014 consisted of the following:

•	Pension plan and other statutory related audits

(c)	Fees for tax services billed related to fiscal 2015 and fiscal 2014 consisted substantially of the following:

•	United States federal, state and local tax planning and compliance advice and international tax planning and compliance advice.

•	Tax planning and advice services relating to international restructuring plan.

(d)	All other fees related to fiscal 2015 and fiscal 2014 include licenses to a web-based accounting research tool, an automated accounting disclosure checklist, and internal audit fees. Fees for fiscal 2015 and fiscal 2014 also included reimbursement of costs incurred in providing information responsive to the governmental inquiry relating to our Danish subsidiary, BK Medical ApS.

The Audit Committee has adopted a policy in its charter to pre-approve all services (audit and non-audit) to be provided to us by our independent registered public accounting firm, except that de minimis non-audit services may be approved in accordance with applicable SEC rules, including paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. In considering the nature of the services provided by the independent registered public accounting firm, during fiscal 2015 and fiscal 2014 the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our management and the independent registered public accounting firm to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants. None of the services above were approved by the Audit Committee pursuant to the exception set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly referred to as “say-on-pay.” Taking into account the recommendation of our board and the results of the advisory vote on the frequency of say-on-pay votes held at our 2012 annual meeting, we currently intend to hold say-on-pay votes on an annual basis. We expect that the next advisory vote on the frequency of say-on-pay votes will be held at our 2018 annual meeting.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The Executive Compensation and Director Compensation sections of this proxy statement beginning on pages 21 and 13, respectively, including the Compensation Discussion and Analysis beginning on page 21 describe in detail our executive compensation programs and the decisions made by our Compensation Committee and our board of directors with respect to fiscal year 2015.

As discussed in these disclosures, we believe that our executive compensation program provides competitive overall compensation that is designed to attract and retain top performers. To achieve this goal, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available executives;

•	hold our executive officers accountable for results over the long term and maintain integrity in all of the business dealings of our executive officers;

•	align the interest of our executives with our stockholders;

•

provide a mix of compensation that offers (i) a meaningful base compensation; (ii) the opportunity to earn additional amounts based on achievement of nearer-term corporate goals; and (iii) the opportunity to share in the long term growth of our Company through equity compensation; and

•	establish a clear connection between rewards and company performance.

Our board believes this link between compensation and the achievement of our near- and long term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof), and does not create or imply any change to our fiduciary duties or the fiduciary duties of our board of directors (or any committee thereof) or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Our board of directors recommends that stockholders vote to approve the compensation of our Named Executive Officers by voting “FOR” Proposal No. 3.

PROPOSALS OF STOCKHOLDERS

A stockholder who intends to present a proposal for action at the 2017 annual meeting may seek to have his or her proposal included in our proxy materials for that meeting by notifying us of such intention and furnishing the text of the proposal to us. Such notice must also include the stockholder’s address and statement of the number of shares of common stock held of record or beneficially by such stockholder and the date or dates upon which such shares were acquired, and must be accompanied by documentary support for a claim of beneficial ownership. The proposal must satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy materials relating to the 2017 annual meeting. To have a proposal considered for inclusion in the proxy materials for the 2017 annual meeting, a stockholder must give the notice mentioned above and submit his or her proposal no later than August 13, 2016, provided that if the 2017 annual meeting is not held within 30 days before or after the anniversary date of the 2016 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and send our proxy materials. The notice and text should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Our by-laws provide that, in order for a stockholder to make nominations for the election of the directors, a stockholder must deliver notice of such nominations to the Secretary not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. Any such notice must set forth the information required by our by-laws, including certain information about the stockholder making the nomination and certain information about the person nominated for election. Stockholder nominations for election at the 2017 annual meeting of stockholders must be submitted no later than October 22, 2016.

OTHER MATTERS

We know of no business which will be presented for consideration at the 2016 annual meeting other than that set forth in this proxy statement. However, if any such other business shall come before the 2016 annual meeting, the persons named in the proxies or their substitutes shall vote the proxies in respect of any such business in accordance with their best judgment.

We will bear the cost of solicitation of proxies. Our officers and employees may, without additional remuneration, assist in soliciting proxies by mail, e-mail, telephone and in person. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports to stockholders. This means that only one copy of this proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or our annual report to stockholders may have been sent to multiple stockholders in a household. We will promptly deliver a separate copy of each document to any stockholder who writes to or calls us at the following address or telephone number: Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary; telephone number: 978-326-4000. If a stockholder wishes to receive separate copies of our annual report to stockholders and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her, or its bank, broker, or other nominee record holder. Alternatively, the stockholder may contact us at the above-referenced address or telephone number.

Electronic Access to Proxy Materials and Annual Report to Stockholders

Our stockholders can access this proxy statement and our 2015 Annual Report to Stockholders via http://www.edocumentview.com/ALOG. For future annual meetings of stockholders, registered stockholders can consent to receiving our proxy materials by e-mail in lieu of receiving them by mail. If you are a registered stockholder and you have not already done so, go to http://www.envisionreports.com/ALOG to view materials and set preferences for material delivery and to vote. Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

WE WILL FURNISH TO ANY STOCKHOLDER UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SEC. A request for our Annual Report on Form 10-K should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

For the Board of Directors,

John J. Fry

Secretary

November 25, 2015

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR STOCK TO BE VOTED, YOU ARE REQUESTED TO VOTE PROMPTLY PURSUANT TO THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED. IF YOU ARE A HOLDER OF RECORD WHO RECEIVED PRINTED PROXY MATERIALS, YOU SHOULD COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON BEHALF OF OUR BOARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS ENCLOSED FOR THAT PURPOSE. IF YOU HOLD YOUR SHARES IN “STREET NAME” YOU SHOULD FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION CARD PROVIDED BY YOUR BROKER.

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

978-326-4000

002CSN05C

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time the day before the meeting date.
Vote by Internet
• Go to www.envisionreports.com/ALOG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR ALL nominees and FOR proposals 2 and 3:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	1a - Bernard C. Bailey	☐	☐	☐	1b - Jeffrey P. Black	☐	☐	☐	1c - James W. Green	☐	☐	☐
	1d - James J. Judge	☐	☐	☐	1e - Michael T. Modic	☐	☐	☐	1f - Steve Odland	☐	☐	☐

	1g - Fred B. Parks	☐	☐	☐	1h - Sophie V. Vandebroek	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2016	☐	☐	☐	3.	To hold an advisory vote on executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to act on any and all matters incidental to any of the foregoing and transact such other business as may legally come before the meeting or any adjourned session or sessions thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — ANALOGIC CORPORATION

Annual Meeting of Stockholders

January 21, 2016 11:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James W. Green, Michael J. Bourque, and John J. Fry, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Analogic Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on January 21, 2016, at Analogic Corporation’s headquarters at 8 Centennial Drive, Peabody, Massachusetts 01960, and at any adjourned session or sessions thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. YOU MAY ALSO VOTE BY INTERNET OR PHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD.

Continued and to be signed on reverse side